UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☑ Definitive Proxy Statement
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Chico’s FAS, Inc.

(Name of Registrant as Specified In Its Charter)

not applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHICO’S FAS, INC.
11215 Metro Parkway
Ft. Myers, Florida 33966

May 3, 2010

TO OUR STOCKHOLDERS:

It is our pleasure to invite you to attend our 2010 Annual Meeting of Stockholders, which will be held at our National Store Support Center located at 11215 Metro Parkway, Ft. Myers, Florida on Thursday, June 24, 2010 at 9:00 A.M., local time. Please note that the meeting will start earlier than in previous years. The meeting will begin with a discussion and voting on the matters described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders, followed by a report by several of our officers on Chico’s financial performance.

The attached Proxy Statement is a critical element of the corporate governance process. Its purpose is to answer your questions, and to provide you with information about the Chico’s Board of Directors and the Company’s executive officers and a discussion of proposals that require your vote.

Please read these materials so that you’ll understand what business will be transacted and voted upon at the meeting. Also, please sign and return the accompanying proxy card. This way, your shares will be voted as you direct even if you can’t attend the meeting.

Consistent with last year’s process, we are arranging to furnish proxy materials over the Internet to those stockholders who own their shares in “street name,” but are continuing to furnish a full set of the proxy materials to each of our stockholders of record. We plan to have a Notice of Internet Availability of Proxy Materials mailed to those stockholders who own their shares in “street name” on or about May 10, 2010. The Notice of Internet Availability of Proxy Materials contains instructions on how “street name” holders can access our 2010 proxy statement and 2009 Annual Report on Form 10-K over the Internet. The Notice of Internet Availability also provides instructions on how such “street name” stockholders can request a paper copy of these documents if they so desire.

On behalf of the management and directors of Chico’s FAS, Inc., we want to thank you for your continued support and confidence in Chico’s.

DAVID F. DYER
President and Chief Executive Officer

CHICO’S FAS, INC.
11215 Metro Parkway
Ft. Myers, Florida 33966

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 24, 2010

To the Stockholders of Chico’s FAS, Inc.:

TIME	9:00 A.M., local time, on Thursday, June 24, 2010

PLACE	Gralnick Auditorium Chico’s FAS, Inc. National Store Support Center 11215 Metro Parkway Ft. Myers, Florida 33966

ITEMS OF BUSINESS	1. To elect three Class II directors, each to serve for a three-year term;

2. To approve the Chico’s FAS, Inc. Amended and Restated Cash Bonus Incentive Plan;

3. To ratify the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 29, 2011 (fiscal 2010); and

4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE	You can vote if you were a stockholder of record on April 26, 2010.

ANNUAL REPORT	Our 2009 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

ACCESS	Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials as follows: (1) for stockholders of record, we are providing access both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet; and (2) for stockholders who own their shares in “street name,” we have arranged to provide you with a notice of the availability of our proxy materials on the Internet by way of a Notice of Internet Availability of Proxy Materials. For all stockholders, this 2010 proxy statement and our 2009 Annual Report may be accessed at https://materials.proxyvote.com/168615, which does not have “cookies” that identify visitors to the site.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. Please vote by dating, signing and mailing the enclosed proxy card promptly in the enclosed postage paid pre-addressed envelope. If you should be present at the meeting and desire to vote in person, you may withdraw your proxy. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record in order to vote your shares.

By Order of the Board of Directors,

A. Alexander Rhodes
Secretary

Page

About the Annual Meeting	1

What is the purpose of the meeting?	1
When are these materials being mailed?	1
Why did I receive a notice of the Internet availability of Chico’s proxy materials (the “Notice of Internet Availability”), instead of a full set of printed proxy materials?	1
How do I access Chico’s proxy materials online?	2
How do I request a paper copy of the proxy materials?	2
What is a proxy?	2
What is a proxy statement?	2
What is the difference between a stockholder of record and a stockholder who holds stock in street name?	2
What is the record date and what does it mean?	3
What constitutes a “quorum” for the meeting?	3
Who is entitled to vote and how many votes do I have?	3
How do I vote my shares?	3
Can I vote by telephone or electronically?	4
Can I change my vote?	4
If I submit a proxy, how will my shares be voted?	4
What are the Board’s recommendations?	4
My shares are held in street name. How are my shares voted if I do not return voting instructions?	5
What vote is required to approve each item?	5
What are abstentions and broker non-votes?	6
How are abstentions and broker non-votes counted when tabulating the vote?	6
Are votes confidential? Who counts the votes?	6
Who is paying for the preparation and mailing of the proxy materials and how will solicitations be made?	7
Does each stockholder receive his or her own copy of the 2009 Annual Report and this proxy statement?	7
How do I contact the Board of Directors?	7
How do I submit a stockholder proposal for the 2011 Annual Meeting?	7

Item 1 -- Election of Class II Directors	8

Nominees for Election	8
Recommendation	10
Directors Continuing In Office	10
Director Nominations and Qualifications	11
Compensation of Directors	14
Governance of the Company	15
Corporate Governance Guidelines	15
Board of Directors	16
Meetings	17
Board Leadership	17
Affirmative Determination Regarding Director Independence	17
Board’s Role in the Risk Management Process	19
Code of Ethics	19
Communications to Non-Management Directors	19
Director Attendance at Annual Meeting	20
Corporate Governance Materials Available on the Chico’s Web Site	20
Committees of the Board	21
Policies and Procedures Regarding Related Party Transactions	22

3

4

CHICO’S FAS, INC.
11215 Metro Parkway
Ft. Myers, Florida 33966

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 24, 2010

May 3, 2010

To the Stockholders of
Chico’s FAS, Inc.:

These proxy materials are delivered in connection with the solicitation of proxies by the Board of Directors of Chico’s FAS, Inc. (“Chico’s,” the “Company,” “we,” or “us”), a Florida corporation, to be voted at our 2010 Annual Meeting of Stockholders and at any adjournments or postponements thereof.

You are invited to attend our Annual Meeting of Stockholders on June 24, 2010, beginning at 9:00 A.M., local time. The Annual Meeting will be held at our National Store Support Center located at 11215 Metro Parkway, Ft. Myers, Florida. Stockholders will be admitted beginning at approximately 8:30 A.M. The operation of cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

It is important that proxies be returned promptly to avoid unnecessary expense to the Company. Therefore, regardless of whether you plan to attend the Annual Meeting or the number of shares of stock you own, please date, sign and return the enclosed proxy promptly.

ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, approval of our Amended and Restated Cash Bonus Incentive Plan, and ratification of the appointment of the Company’s independent certified public accountants. In addition, the Company’s management will report on the performance of the Company and respond to questions from stockholders.

When are these materials being mailed?

This proxy statement and the form of proxy, or the Notice of Internet Availability of Proxy Materials, if applicable, are being mailed starting on approximately May 10, 2010.

Why did I receive a notice of the Internet availability of Chico’s proxy materials (the “Notice of Internet Availability”), instead of a full set of printed proxy materials?

SEC rules allow us to provide access to our proxy materials over the Internet instead of mailing a full set of such materials to every stockholder. However, we have decided to provide our stockholders of record a full set of printed materials.

For stockholders who own their shares in “street name,” we have arranged to send you a Notice of Internet Availability. All of our stockholders may access our proxy materials over the Internet using the directions below under “How do I access Chico’s proxy materials online?” or by using the directions set forth in the Notice of Internet Availability. In addition, by following the instructions set forth at such Internet site or the instructions set forth in the Notice of Internet Availability, any stockholder may request that a full set of printed proxy materials be sent to them.

We have chosen to send the Notice of the Internet Availability to stockholders who own their shares in “street name,” instead of automatically sending a full set of printed copies to all stockholders, to reduce the impact of printing our proxy materials on the environment and to save on the costs of printing and mailing incurred by the Company.

How do I access Chico’s proxy materials online?

Chico’s 2010 proxy statement for the Annual Meeting and 2009 Annual Report may be accessed at https://materials.proxyvote.com/168615, which does not have “cookies” that identify visitors to the site.

How do I request a paper copy of the proxy materials?

If you are a stockholder and received the Notice of Internet Availability, paper copies of Chico’s proxy materials will be made available at no cost to you, but they will only be sent to you if you request them. To request a paper copy of the proxy materials follow the instructions on the Notice of Internet Availability which you received. You will be able to submit your request for copies of the proxy materials by sending an email to the email address set forth in the Notice of Internet Availability, by going to the Internet address set forth in the Notice of Internet Availability or by calling the telephone number provided in the Notice of Internet Availability.

What is a proxy?

It is your legal designation of another person to vote on matters transacted at the annual meeting based upon the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. The form of proxy card included with this proxy statement designates each of David F. Dyer, Kent A. Kleeberger and A. Alexander Rhodes as proxies for the 2010 Annual Meeting.

What is a proxy statement?

It is a document that the SEC’s regulations require us to give you when we ask you to sign a proxy card designating individuals as proxies to vote on your behalf.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name, you are a stockholder of record. Owners of record receive their proxy materials directly from us. When you properly complete, sign and return your proxy card, you are instructing the named proxies to vote your shares in the manner you indicate on the proxy card.

If your shares are held in the name of your broker or other institution, which is usually the case if you hold your shares in a brokerage or similar account, your shares are held in “street name.” Your broker or other institution or its respective nominee is the stockholder of record for your shares. As the holder of record, only your broker, other institution or nominee is authorized to vote or grant a proxy for your shares. Accordingly, if you wish to vote your shares in person, you must contact your broker or other institution to obtain the authority to do so. Street name holders can access their proxy materials through the Internet or can elect to receive their proxy materials directly from their broker or other institution by contacting their broker or other institution. When you properly vote in accordance with the instructions provided in the Notice of Internet Availability, you are giving your broker, other institution or nominee instructions on how to vote the shares they hold for you.

What is the record date and what does it mean?

The record date for the 2010 Annual Meeting is April 26, 2010. The record date is established by the Board of Directors as required by law and the Company’s Amended and Restated Articles of Incorporation and By-laws. Owners of record of common stock at the close of business on the “record date” are entitled to:

(a) receive notice of the meeting, and

(b) vote at the meeting and any adjournments or postponements of the meeting.

What constitutes a “quorum” for the meeting?

A certain minimum number of shares must be present or represented by proxy at a meeting before any stockholder vote at the meeting can be effective. A quorum is necessary to conduct business at the meeting. For the Annual Meeting, the quorum requirement will be satisfied if a majority of the outstanding shares of common stock is present and/or represented by proxy. You are part of the quorum if you have voted by proxy. Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum.

Who is entitled to vote and how many votes do I have?

If you are a common stockholder of record at the close of business on the record date, you can vote. For each matter presented for vote, you have one vote for each share you own. If you are a holder in street name at the close of business on the record date, you generally will have the right to instruct your broker or other holder of record how to vote your shares, although specific procedures depend on the terms of your account arrangement. As of the record date, there were 178,712,481 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting. Shares of common stock, par value $.01 per share, are the only outstanding voting securities of the Company.

How do I vote my shares?

Stockholders of record can vote by:

•	returning a completed proxy card by mail to The Registrar and Transfer Company, Attn: Proxy Department, P.O. Box 1159, Cranford, New Jersey 07016-9748;

•	delivering a completed proxy card to an inspector of election prior to the Annual Meeting; or

•	completing a ballot and returning it to an inspector of election during the Annual Meeting.

If you hold your shares in street name, you can vote by following the instructions contained in the Notice of Internet Availability. If your shares are held in street name and you wish to cast your vote in person at the Annual Meeting, you must either (i) obtain a “legal proxy,” executed in your favor, from the bank, broker, or nominee, as the case may be, or (ii) obtain a proxy direction form from the bank, broker, or nominee, as the case may be, and follow the instructions on the form so as to provide such bank, broker or nominee with your directions as to how you want such shares to be voted.

Can I vote by telephone or electronically?

The Company has not established procedures to allow telephone or electronic voting by record stockholders, but may do so for future stockholder meetings if we determine that the added convenience to our record stockholders would justify the additional costs to the Company associated with these voting methods.

Street name holders may vote by way of the Internet as explained in the Notice of Internet Availability.

Can I change my vote?

You may revoke your proxy or change your voting instructions before the time of voting at the meeting in several ways.

If you are a stockholder of record, you may revoke or change your proxy instructions at any time prior to the vote at the Annual Meeting. To do so:

•	mail a revised and properly executed proxy card dated later than the prior one;

•	give us written notice of your change or revocation; or

•	attend the Annual Meeting and file with the Secretary of the Company or an inspector of election either a notice of revocation, a duly executed proxy bearing a later date, or a duly executed ballot. The powers of the proxy holders for representation of your shares will be suspended if you attend the meeting in person and you so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

If you hold your shares in street name, you may revoke or change your proxy instructions at any time prior to the vote at the Annual Meeting by submitting new voting instructions to your broker or other institution in accordance with the procedures and requirements applicable to your account.

If I submit a proxy, how will my shares be voted?

If you submit a properly executed proxy card, the individuals named on the card, as your proxies, will vote your shares in the manner you indicate.

If you sign and return the card without indicating your instructions, your shares will be voted for the election of the three nominees to serve three-year terms on our Board of Directors, for approval of the Chico’s FAS, Inc. Amended and Restated Cash Bonus Incentive Plan, for ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 29, 2011 (fiscal 2010), and otherwise as recommended by the Board of Directors.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

What are the Board’s recommendations?

The Board’s recommendations regarding the proposals to be considered at the Annual Meeting are set forth together with the descriptions of the proposals in this proxy statement. In summary, the Board recommends a vote:

•	for election of the three nominees for the Class II Director positions (see page 8).

•	for approval of the Chico’s FAS, Inc. Amended and Restated Cash Bonus Incentive Plan (see page 22).

•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 29, 2011 (fiscal 2010) (see page 25).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. At the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

My shares are held in street name. How are my shares voted if I do not return voting instructions?

If your shares are held in the name of a brokerage firm, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a “routine” matter under New York Stock Exchange (“NYSE”) rules and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote”.

Proposal 3, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010, is a routine matter for which the brokerage firm who holds your shares can vote your shares even if it has not received instructions from you. The other proposals in this proxy statement, including the election of directors, are non-routine matters and accordingly the brokerage firm cannot vote your shares on those proposals without your instructions.

We only count broker non-votes in determining whether a quorum is present.

What vote is required to approve each item?

Election of Directors.  Our Board of Directors has instituted a majority vote standard for the election of directors in uncontested elections. This means that a director nominee will be elected if the number of votes cast “FOR” that nominee exceeds the number of votes cast “AGAINST” that nominee.

If you return a signed proxy card or otherwise complete your voting by proxy over the Internet but abstain from voting on any of the nominees, your shares will not be voted with respect to those nominees. Your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees.

Approval of the Chico’s FAS, Inc. Amended and Restated Cash Bonus Incentive Plan.  The Chico’s FAS, Inc. Amended and Restated Cash Bonus Incentive Plan will be approved if the number of votes cast “FOR” approval of such plan by holders entitled to vote exceeds the number of votes cast opposing the approval of the plan.

Ratification of Appointment of Accountants.  The appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 29, 2011 will be ratified if the number of votes cast “FOR” ratification of the appointment by holders entitled to vote exceeds the number of votes cast opposing the ratification of the appointment.

Other Items.  If any other item requiring a stockholder vote should come before the meeting, the item will be approved if the number of shares voting for the item is greater than the number of shares voting against the item.

What are abstentions and broker non-votes?

An abstention occurs when a stockholder of record (which may be a broker or other nominee of a street name holder) is present at a meeting (or deemed present) but fails to vote on a proposal or indicates that the stockholder abstains from voting on the election of directors or a proposal. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the street name owner of the shares.

How are abstentions and broker non-votes counted when tabulating the vote?

Abstentions, that is, a properly executed proxy marked “ABSTAIN” and broker non-votes with respect to a particular matter do not count in any vote totals for or against any matter, even though the shares associated with such abstentions and broker non-votes are counted for purposes of determining whether there is a quorum present at the Annual Meeting. Accordingly, for purposes of any vote, abstentions and broker non-votes will have the same effect as does a share that is not present or otherwise not voted, as more specifically described below.

Election of Directors.  Abstentions and broker non-votes will have no effect on the outcome of the election of candidates for director as they do not count as either “FOR” or “AGAINST” votes.

Approval of the Chico’s FAS, Inc. Amended and Restated Cash Bonus Incentive Plan.  Because the proposal to approve and ratify the Chico’s FAS, Inc. Amended and Restated Cash Bonus Incentive Plan is a matter on which brokers are not empowered to vote without instructions, there may be broker non-votes. For purposes of approval of such Amended and Restated Plan, abstentions and broker non-votes will have no effect on the outcome of the approval as they do not count as either “FOR” or “AGAINST” votes.

Ratification of Appointment of Accountants.  Abstentions will have no effect on the outcome of the ratification of the appointment of the accountants. As for broker non-votes, the ratification of the appointment of the independent certified public accountants for the fiscal year ending January 29, 2011 is a matter on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with ratification of the appointment.

Are votes confidential? Who counts the votes?

The votes of all stockholders are held in confidence from directors, officers and employees, except:

(a)	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company,

(b)	in case of a contested proxy solicitation,

(c)	if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management, or

(d)	to allow the independent inspectors of election to certify the results of the vote.

All votes will be tabulated by employees of The Registrar and Transfer Company, the Company’s transfer agent for its common stock, whose representatives will serve as one or more of the inspectors of election.

Who is paying for the preparation and mailing of the proxy materials and how will solicitations be made?

We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, mail, electronic transmission, facsimile transmission or telegram. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to stockholders and the Company will reimburse such institutions for their out-of-pocket expenses incurred thereby. The Company has not engaged any outside service provider to assist in the solicitation of proxies.

Does each stockholder receive his or her own copy of the 2009 Annual Report and this proxy statement?

In some cases, for stockholders of record, we may send only one Annual Report and proxy statement to an address shared by two or more stockholders, unless we have received contrary instructions from one or more stockholders at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you are a stockholder of record residing at such an address and you wish to receive a separate copy of our 2009 Annual Report or this proxy statement, please contact Robert Atkinson, Vice President — Investor Relations by phone at (239) 277-6200 or in writing at 11215 Metro Parkway, Ft. Myers, Florida 33966 and we will promptly send you separate copies. If we have been sending only one annual report and/or proxy statement to your household but you or another stockholder in the household wishes to receive separate copies of annual reports and/or proxy statements in the future, please contact us in the same manner. Please also contact us if your household receives multiple copies of our annual report and/or proxy statement and you would prefer that we send only one copy for the entire household.

If you are a beneficial holder and hold your shares in “street name,” your broker, bank or other institution may be utilizing “householding” in sending you the annual report, the proxy statement and/or the Notice of Internet Availability. If you prefer to change the manner in which “householding” is being applied to these deliveries, you should directly contact your broker, bank or other institution.

How do I contact the Board of Directors?

You can send written communications to one or more members of the Board, addressed to:

Chairman, Board of Directors
Chico’s FAS, Inc.
c/o Corporate Secretary
11215 Metro Parkway
Ft. Myers, Florida 33966

All such communications will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to the Company.

How do I submit a stockholder proposal for the 2011 Annual Meeting?

The Company’s 2011 Annual Meeting is currently expected to be held on June 23, 2011. If a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by January 4, 2011. Proposals should be addressed to the Company’s Corporate Secretary, 11215 Metro Parkway, Ft. Myers, Florida 33966. In addition, the Company’s Amended and Restated Articles of Incorporation also require certain advance notice to the Company of any stockholder proposal and of any nominations by stockholders of persons to stand for election as directors at a stockholders’ meeting. That notice must provide certain other information as described in the Company’s Amended and Restated Articles of Incorporation. See “Stockholder Proposals for Presentation at the 2011 Annual Meeting.”

1.	ELECTION OF CLASS II DIRECTORS — ITEM ONE ON YOUR PROXY CARD

The full Board is currently comprised of eight directors. The Board is divided into three classes with Class I having two directors, Class II having three directors and Class III having three directors.

Directors are elected for three-year terms.

Nominees for Election

The terms of the existing Class II directors, Verna K. Gibson, Betsy S. Atkins, and David F. Dyer, expire at the 2010 Annual Meeting.

The Class III directors, John W. Burden III, David F. Walker and John J. Mahoney, serve until the Annual Meeting of stockholders in 2011 and the Class I directors, Ross E. Roeder and Andrea M. Weiss, serve until the Annual Meeting of stockholders in 2012.

The election of the three Class II directors will take place at the 2010 Annual Meeting. At a Board meeting on February 22-23, 2010, the Board approved the recommendation of the Corporate Governance and Nominating Committee and nominated the following persons to stand for election at the 2010 Annual Meeting:

Class II Director Seats

Verna K. Gibson
Betsy S. Atkins
David F. Dyer

The following information is supplied for each person that the Board nominated and recommended for election and is based upon our records and information furnished to us by the nominees. It includes the experience, qualifications, attributes or skills that caused the Corporate Governance and Nominating Committee and the Board to determine that the person should serve as one of our directors.

Verna K. Gibson, 67, has been a director since 1993 and is serving as the interim Brand President for Soma Intimates as of the date of this proxy statement. Ms. Gibson provided certain retail consulting services to the Company from early January 2009 through early November 2009 for an aggregate compensation of $300,000 and has been serving as Interim Brand President for Soma since November 2009. In her capacity as Interim Brand President, Ms. Gibson has been receiving monthly payments of $50,000 and also was granted 50,000 shares of restricted stock on November 19, 2010 with 100% vesting one year from the grant date.

From 1985 to 1991, Ms. Gibson was President and Chief Executive Officer of the Limited Stores Division of The Limited, Inc., a retail apparel specialty chain. From January 1991 through 1995, she served as President of Outlook Consulting Int., Inc. and in January 1999, she resumed the position of President of Outlook Consulting Int., Inc. From December 1994 to July 1996, Ms. Gibson was the Chairman of the Board of Petrie Retail, Inc. From 1993 to fall 1999, Ms. Gibson was a partner of Retail Options, Inc., a New York based retail consulting firm.

As a former Chief Executive Officer and retailing consultant, Ms. Gibson has many years of experience in the retail industry. We believe that her significant operational experience, leadership skills,

and her understanding of the Company and our business as a result of her 17 years of past service on the Chico’s Board, her past assistance to the Company as a consultant and her more recent position as interim Brand President for Soma Intimates, all qualify her to sit on our Board.

Betsy S. Atkins, 56, has been a director since 2004 and is the Chief Executive Officer of Baja Ventures, an independent venture capital firm focused on the technology, renewable energy and life sciences industry since 1994. Previously, Ms. Atkins was Chairman and Chief Executive Officer of NCI, Inc., a functional food/nutraceutical company from 1991 to 1993.

Ms. Atkins was a co-founder of Ascend Communications, Inc. in 1989, a member of their Board of Directors, and served as its Executive Vice President of Sales, Marketing, Professional Services and International Operations prior to its acquisition by Lucent Technologies in 1999. Ms. Atkins serves on the boards of Directors of Towers Watson, Inc., Polycom, Inc., Reynolds American Inc., SunPower Corporation, and a number of private companies (including the board of directors of the NASDAQ Stock Market LLC) and is an advisor to British Telecom. Previously, Ms. Atkins served on the boards of directors of McDATA Corporation from 2002 to 2005; UTStarcom, Inc. from 2002 to 2005; Human Genome Sciences from 2003 to 2005; and Vonage Holdings Corp. from 2005 to 2007. Ms. Atkins was a Presidential-appointee to the Pension Benefit Guaranty Corporation advisory committee from 2001 to 2003, and has been a member of the Florida International University College of Medicine Health Care Network Faculty Group Practice, Inc since February 2010.

Ms. Atkins has a strong skill set in many areas, including managerial and operational experience, particularly in the telecommunications industry. In addition, Ms. Atkins has extensive public board experience including large multinational companies. We believe that Ms. Atkins’ leadership and knowledge in corporate governance qualify her to sit on our Board.

David F. Dyer, 60, has been a director since 2007 and has been President and Chief Executive Officer of the Company since January 8, 2009. Mr. Dyer is the former President and Chief Executive Officer of Tommy Hilfiger Corporation where he served from August 2003 until his retirement in May 2006. Mr. Dyer was retired from May 2006 until January 2009. Prior to joining Tommy Hilfiger Corporation, Mr. Dyer served as President and Chief Executive Officer of Lands’ End from 1998 through 2002. From June 2002 until August 2003, Mr. Dyer also served as Executive Vice President of Sears and a member of its Management Executive Committee. In addition to his position as President and Chief Executive Officer of Lands’ End, his responsibilities included the Sears Direct businesses, both internet and catalog, and the Great Indoors Home division of Sears. Mr. Dyer previously served in various other roles at Lands’ End from 1989 to 1994, including as Vice Chairman and Director from 1991 to 1994. Mr. Dyer began his career with Burdines, a division of Federated Department Stores, and held various merchandising and marketing posts during his 17 years there. He later served as President and Chief Operating Officer of Home Shopping Network and was Acting President of J. Crew Catalog from 1997 to 1998. Previously, Mr. Dyer served on the boards of directors of Advo, Inc. from 1997 to 2007 and Tommy Hilfiger Corporation from 2003 to 2006.

As the former chief executive officer of two retail companies as well as serving as our current Chief Executive Officer, Mr. Dyer has extensive management and leadership experience and a deep knowledge of the complex financial and operational issues that retail companies encounter. We believe Mr. Dyer’s experience and success in the apparel industry, his leadership skills and his understanding of the Company and our business qualify him to sit on our Board.

If elected, Ms. Gibson, Ms. Atkins and Mr. Dyer, will continue their service on the Board beginning at the 2010 Annual Meeting and will serve on the Board until the annual meeting in 2013, or until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

Unless otherwise directed, the persons named in the enclosed form of proxy intend to vote such proxy “FOR” the election of Ms. Gibson, Ms. Atkins and Mr. Dyer, as Class II directors of the Company.

None of the nominees is related to another or to any other director or any executive officer of Chico’s FAS, Inc. by blood, marriage, or adoption.

Each of the proposed nominees for election as directors has consented to serve if elected. If, as a result of circumstances not now known or foreseen, any of the nominees becomes unable or unwilling to serve as a director, proxies may be voted for the election of such other person or persons as the Board of Directors may select. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES FOR ELECTION AS CLASS II DIRECTORS.

Directors Continuing in Office

Directors whose present terms continue until 2011 (Class III directors):

John W. Burden, III, 73, has been a director since 1997 and is currently an independent retailing consultant, having served as a consultant and partner in Retail Options, Inc. from November 1993 to December 1997. From December 1990 to March 1993, Mr. Burden’s principal occupation was as an officer in Pelican Palms Realty Company, a real estate sales company he owned. In 1990, he retired as the Chairman of both Federated Department Stores, Inc., and Allied Department Stores, Inc., following a 19 year career in various merchandising positions in the Federated organization, including President of Burdines and Chairman of the Abraham & Straus Division. Prior to that time, he spent 12 years with Macy’s.

We believe Mr. Burden’s experience and success in the apparel industry as well as his deep understanding of the Company’s operations and its organizational culture and values as a result of his 13 years of past service as a Chico’s Board member qualify him to sit on our Board.

David F. Walker, 56, has been a director since 2005 and is currently retired. From 2002 through 2009, he was the Director of the Accountancy Program at the University of South Florida in St. Petersburg and led the school’s Program for Social Responsibility and Corporate Reporting. For approximately 27 years, through 2002, Mr. Walker was with the accounting firm of Arthur Andersen LLP, having served as a partner with the firm from 1986 until 2002, and most recently until 2002 as partner in charge of the firm’s assurance and business advisory services practice in the Florida/Caribbean region. Mr. Walker is a certified public accountant, certified fraud examiner, and holds a Masters of Business Administration degree from the University of Chicago Graduate School of Business. He currently also serves on the Board of Directors of CommVault Systems, Inc. and Technology Research Corporation, Inc. Mr. Walker also served on the Boards of Directors of Paradyne Networks, Inc. from 2003 until 2005 and First Advantage Corporation from 2003 until 2009.

We believe that Mr. Walker’s distinguished role in academia, his service as a former partner at one of the global accounting firms, and his experience on other public company boards provide the Board with significant public company accounting, disclosure and risk assessment experience and qualifies him to sit on our Board.

John J. Mahoney, 58, has been a director since 2007 and is currently the Vice Chairman and Chief Financial Officer for Staples, Inc., having served as Vice Chairman since January 2006 and as

Chief Financial Officer since 1996. Prior to 1996, Mr. Mahoney was a partner at Ernst & Young LLP. Previously, Mr. Mahoney served on the boards of directors of Advo, Inc. from 2001 to 2007 and Tweeter Home Entertainment Group, Inc. from 2004 to 2007.

As Vice Chairman and Chief Financial Officer of a Fortune 500 company, Mr. Mahoney brings extensive experience in a number of important areas including finance, strategic planning as well as a deep knowledge of the various issues that retail companies currently face which we believe qualifies him to sit on our Board.

Directors whose present terms continue until 2012 (Class I directors):

Ross E. Roeder, 71, has been a director since 1997 and currently serves as the Chairman of the Board, having been appointed Chairman on January 8, 2009. Mr. Roeder is the former Chairman of Smart & Final, Inc., having held this position from 1999 and having also served as a director of SFI Corporation, the parent corporation of Smart & Final, from 1984 until his retirement in 2007. From 1999 until 2004, Mr. Roeder also held the position of Chief Executive Officer of Smart & Final, Inc. From 1986 to 1998, Mr. Roeder served as a director of Morgan-Kaufman Publishers, Inc., a publisher of computer science text and reference books, and from 1993 to 1998 served as its Chairman of the Board. From 1986 until February 1993, Mr. Roeder was President and Chief Executive Officer of Federal Construction Company. Mr. Roeder was also a director of Mercantile Bank from 1995 to 2006.

As the former chief executive officer of a retail company and our current Chairman, Mr. Roeder has many years of experience as a senior executive in the retail industry. We believe that Mr. Roeder’s extensive retail industry experience and executive leadership experience coupled with his 13 years as a Chico’s director, qualifies him to sit on our Board.

Andrea M. Weiss, 54, has been a director since February 2009. Ms. Weiss has extensive specialty retail experience having served in several senior executive positions with dELiA*s Inc., The Limited, Inc., Intimate Brands, Inc., Guess, Inc., and Ann Taylor Stores, Inc. She is the founder and current Chief Executive Officer of Retail Consulting, Inc., a boutique consulting practice focused on product and brand development, consumer contact strategies, operational improvements, and turnarounds, and has served as its President and Chief Executive Officer since its formation in October 2002. Ms. Weiss currently serves on the boards of directors of Cracker Barrel Old Country Store, Inc. and GSI Commerce, Inc. Previously, Ms. Weiss served on the boards of directors of Ediets.com, Inc. from 2004 to 2009 and Brookstone, Inc. from 2002 to 2005.

In her various senior executive roles and as a consultant, Ms. Weiss has obtained significant marketing and consumer branding experience. We believe Ms. Weiss’ valuable expertise and insights in building brand awareness, proprietary brand development and consumer behavior qualify her to sit on our Board.

Director Nominations and Qualifications

Responsibility for Selection of Director Candidates

The Board is responsible for selecting director candidates. The Board has delegated the screening process to the Corporate Governance and Nominating Committee, with the expectation that other members of the Board and executives will be asked to take part in the process as appropriate. The Corporate Governance and Nominating Committee identify individuals qualified to become Board members and recommends such individuals to the Board for its consideration.

Director Criteria

The Corporate Governance and Nominating Committee is responsible for reviewing with the Board the requisite skills and characteristics of new Board candidates in the context of the then current composition of the Board. This assessment includes experience in industry, finance, administration, operations and marketing, as well as diversity.

The Company considers diversity broadly to include differences of viewpoint, professional experience, individual characteristics, personal background, and qualities and skills resulting in the ability to contribute naturally varying perspectives. The Committee does not have a formal policy with respect to diversity; however the Board and the Committee believe that diversity in experiences, qualifications, backgrounds, and personal characteristics is important to the effectiveness of the Board’s oversight of the Company.

Director candidates should be able to provide insights and practical wisdom based on their experience and expertise. Directors are expected to prepare for, attend and participate in Board meetings and meetings of the committees of the Board on which they serve, to ask direct questions and require straight answers, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director. Service on other boards and other commitments are considered by such Committee when reviewing Board candidates.

The Board believes that each of the current directors:

•	Is knowledgeable and has significant insight relevant to the retail industry;

•	Has demonstrated high ethical standards and personal integrity;

•	Takes his or her responsibility to the Board seriously;

•	Has a record of personal and professional achievement;

•	Demonstrates strong leadership skills in his or her area of present and past expertise;

•	Has the interest, time available and commitment to fulfill his or her responsibilities as director; and

•	Demonstrates the ability and willingness to contribute with other directors and with management.

Based on the all of these factors, the Company believes that each of its current directors is qualified to serve on its Board of Directors.

Identifying and Evaluating Nominees

In evaluating potential nominees to its Board of Directors, the Board considers, among other things, the following:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Knowledge of the retail industry and other relevant industry practices;

•	Relevant experience and background that would benefit the Company;

•	Ability and willingness to commit adequate time to Board and committee matters;

•	The fit of individual skills and attributes with those of other directors which will build on the dynamics of the Board;

•	Diversity of viewpoints, professional experience, individual characteristics, personal background, and qualities and skills.

Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, current management, professional search firms, stockholders or other persons.

The Committee generally identifies nominees by first determining whether the current members of the Board continue to provide the appropriate mix of knowledge, skills, judgment, experience, diversity, differing view points and other qualities necessary to the Board’s ability to direct the Company. Furthermore, the Committee regularly assesses the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the applicable criteria for directors. In addition, when the Committee seeks a new candidate for directorship, it seeks qualifications from the individual that will compliment the attributes and perspectives of the other members of the Board. The Committee takes into consideration whether particular individuals satisfy the independence criteria set forth in the NYSE listing standards, together with any special criteria applicable to service on various committees of the Board.

Once the Committee has identified a prospective nominee, it will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

If the Committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may ask Board members or engage third parties to gather additional information about the prospective nominee’s background and experience and to report the findings to the Committee. The Committee then evaluates the prospective nominee against the criteria set out in the Company’s Corporate Governance Guidelines. The Committee also considers such other relevant factors as it deems appropriate, including the backgrounds, qualifications and skills of existing Board members, the balance of management and independent directors, the need for Audit Committee expertise, and the Committee’s evaluation of other prospective nominees.

In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, the Chair of the Committee, one of the other independent directors, as well as the Chief Executive Officer, and others as appropriate, interview prospective nominees in person or by telephone. After completing these evaluations and interviews, the Committee deliberates and makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Stockholder Nominees

The policy of the Corporate Governance and Nominating Committee is to consider written recommendations from stockholders for positions on the Board of Directors. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Corporate Secretary of the Company or any member of the Committee in writing with whatever supporting material the stockholder considers appropriate, including the nominee’s name and qualifications for Board membership. In evaluating the nominations, the Committee seeks to address the criteria set forth above. The Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions set forth in the Amended and Restated Articles of Incorporation of the Company relating to stockholder nominations. See “Stockholder Proposals for Presentation at the 2011 Annual Meeting” on page 58 for further information. The Company received no stockholder nominations in fiscal 2009.

Compensation of Directors

General.  In recent years, the Company’s compensation consultants have assisted the Board in its review of director compensation, including conducting a total outside director compensation analysis in early 2008 and again in 2009 utilizing data for the Company’s peer group companies. These analyses were used in connection with implementing the compensation arrangements described below.

Indemnification.  We indemnify our directors and certain of our officers to the fullest extent permitted by law so that they will serve free from undue concern that they will not be indemnified. This is authorized under our By-laws, and accordingly we have signed agreements with each of those individuals contractually obligating us to provide this indemnification to them.

Base Compensation and Non-Equity Benefits.  Under the current compensation arrangements for directors, each non-employee director receives an annual retainer of $60,000 per year. A non-employee director serving as the Chairman of the Board receives an additional annual retainer of $60,000. In addition, each non-employee director who serves as a committee chair for the Audit and Compensation and Benefits Committees receives an additional annual retainer of $20,000 and all other committee chairs receive an additional annual retainer of $10,000. All directors are entitled to reimbursement of their reasonable out-of-pocket expenses for attendance at board and committee meetings and non-employee directors also are entitled to elect to participate in the Company’s health insurance program with coverage provided for the director and his or her dependents and with the cost thereof paid by the Company. During the last fiscal year, Ms. Gibson and Mr. Walker participated in this health insurance program.

Stock Options and Restricted Stock.  As a result of an amendment and restatement of the Company’s 2002 Omnibus Stock and Incentive Plan (the “Omnibus Plan”) approved at the Company’s 2008 Annual Meeting, the Company’s non-employee directors no longer receive automatic awards of stock options under such plan. Instead, the Board has the discretion to make equity awards to non-employee directors.

In particular, at the time the amended and restated plan was adopted, it was anticipated that each year around the time of the Annual Meeting of stockholders, beginning with the 2008 Annual Meeting, but at the discretion of the Board, each continuing non-employee director would be awarded a determined number of shares of restricted stock that would vest one year following the grant date. On June 25, 2009, Ms. Atkins, Mr. Burden, Ms. Gibson, Mr. Mahoney, Mr. Roeder, Mr. Walker and Ms. Weiss each received grants of 11,045 shares of restricted stock under the Omnibus Plan for their service as directors. Each such restricted stock grant vests 100% on June 25, 2010.

Under the current compensation arrangements, the Company’s current non-employee directors, Ms. Atkins, Mr. Burden, Ms. Gibson, Mr. Roeder, Mr. Walker, Mr. Mahoney, and Ms. Weiss may occasionally receive additional option grants or restricted stock awards at the discretion of the Board of Directors under the Omnibus Plan.

Non-Employee Director Compensation Table

The following table provides information on the compensation for non-employee directors for the fiscal year ended January 30, 2010.

					Change in
					Pension
					Value and
	Fees				Nonqualified	All
	Earned			Non-Equity	Deferred	Other
	or Paid in	Stock	Option	Incentive Plan	Compensation	Compensation
	Cash (1)	Awards	Awards	Compensation(3)	Earnings	(5)	Total
Name	($)	(2)	($)	($)	(4)	($)	($)
		($)			($)

Ross E. Roeder	130,000	116,525	-	-	-	-	246,525
Verna K. Gibson	70,000	116,525	-	-	-	437,339	623,864
John W. Burden, III	60,000	116,525	-	-	-	-	176,525
Betsy S. Atkins	70,000	116,525	-	-	-	-	186,525
David F. Walker	80,000	116,525	-	-	-	12,506	209,031
Andrea M. Weiss	55,879	116,525	-	-	-	-	172,404
John J. Mahoney	80,000	116,525	-	-	-	-	196,525

(1)	The following table shows the breakdown of the Total Fees Earned or Paid in Cash between the Annual Retainer and the Committee Chair Fees.

		Chairman
		of the	Total Fees
	Annual	Board and	Earned or
	Retainer	Committee	Paid in
Name	Fees	Chair Fees	Cash
	($)	($)	($)

Ross E. Roeder	60,000	70,000	130,000
Verna K. Gibson	60,000	10,000	70,000
John W. Burden, III	60,000	-	60,000
Betsy S. Atkins	60,000	10,000	70,000
David F. Walker	60,000	20,000	80,000
Andrea M. Weiss	55,879	-	55,879
John J. Mahoney	60,000	20,000	80,000

(2)	The amounts included in the “Stock Awards” column represent the grant date fair value of restricted stock awards granted to directors in fiscal 2009, computed in accordance with authoritative accounting guidance. The grant date fair value was $10.55 per share.

(3)	The Company does not maintain any non-equity incentive plans for its non-employee directors.

(4)	The Company does not maintain any pension plan or nonqualified deferred compensation plan for its non-employee directors.

(5)	For Ms. Gibson, of the $437,339 included in this column, $420,000 relates to consulting fees for her service with the Chico’s and Soma brands on an interim basis, $14,339 relates to Company-paid premiums for health insurance coverage and the balance relates to the incremental cost incurred in providing accommodations to Ms. Gibson in a Company-owned townhome. For Mr. Walker, the amount in this column relates to Company-paid premiums for health insurance coverage.

Governance of the Company

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that are available at www.chicosfas.com by first clicking on “Corporate Governance” and then “Corporate Governance Guidelines.” The “Corporate Governance Guidelines” are also available in print to any stockholder who requests them by contacting the Company’s Corporate Secretary, 11215 Metro Parkway, Ft. Myers,

Florida 33966. These Guidelines were adopted by the Board to formalize its obligation to be independent from management, to adequately perform its function as the overseer of management, and to align the interests of the Board and management with the interests of the stockholders. The Guidelines have been updated from time to time since their initial adoption. The Guidelines, as adopted by the Board, meet the updated listing standards of the NYSE. The Company has completed its annual review of the Guidelines. Any revisions to the Guidelines continue to meet the applicable listing standards of the NYSE and have been posted on the Company’s website.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which, among other things, requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. As of March 31, 2010, other than compensation arrangements fully described elsewhere in this proxy, no such transactions have been disclosed.

Board of Directors

The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they currently serve, are identified below:

Corporate
Governance
		Compensation	and
	Audit	and Benefits	Nominating	Executive	Merchant
Director	Committee	Committee	Committee	Committee	Committee
Ross E. Roeder	X		X	Chair
Verna K. Gibson				X	Chair
John W. Burden, III					X
Betsy S. Atkins		X	Chair
David F. Walker	Chair		X	X
David F. Dyer				X
John J. Mahoney	X	Chair
Andrea M. Weiss		X			X

Governance Structure

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors, and management. The stockholders elect the board and vote on extraordinary matters. The board is the Company’s governing body, responsible for hiring, overseeing and evaluating executive management, particularly the Chief Executive Officer, and management runs the Company’s day-to-day operations. Our Board of Directors currently consists of eight directors. The current Board members include six independent directors and two individuals who are not considered independent directors, one being a member of the Company’s senior management and the other acting as the interim Brand President for the Soma Intimates brand. If all of the nominees for election are elected, the Board will continue to be comprised of six independent directors and two non-independent directors.

Board Responsibilities

The primary responsibilities of the Board of Directors are to provide oversight, counseling, and direction to the Company’s executive management designed towards addressing the long-term interests of Chico’s and its stockholders. To the extent appropriate under Florida law, the Board, in carrying out its duties, also may consider the interests of other constituencies, which include employees, suppliers, customers and the communities in which it does business, and the economy of the state of Florida and the United States. The Board’s detailed responsibilities include: (a) selecting, regularly evaluating the performance of, and approving the compensation of the Chief Executive Officer and other senior executives; (b) planning for succession with respect to the position of Chief Executive Officer and monitoring management’s succession planning for other senior executives; (c) reviewing and, where appropriate, approving Chico’s major financial objectives, strategic and operating plans and actions; (d) overseeing the conduct of Chico’s business to evaluate whether the business is being properly managed and whether proper internal controls are in place and effective; and (e) overseeing the processes for maintaining Chico’s integrity with regard to its financial statements and other public disclosures and compliance with law and ethics.

The Board of Directors has delegated to the Chief Executive Officer, working with Chico’s other executive officers, the authority and responsibility for managing the Company’s business in a manner consistent with the Company’s standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The Chief Executive Officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board and/or its various committees with respect to significant actions to be undertaken by Chico’s.

Meetings

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors held 5 meetings during fiscal 2009 and each incumbent director attended at least 75% of the total number of Board meetings and meetings of committees on which he or she served. During fiscal 2009, our directors attended almost 100% of the Board meetings and on average attended approximately 95% of the meetings of the committees on which they served.

During fiscal 2009, the non-employee directors of the Board met without the Chief Executive Officer or other members of management present during each of the five regularly scheduled Board meetings.

Board Leadership

The Company does not have a formal policy regarding the separation of its Chairman and Chief Executive Officer positions. Currently, Ross E. Roeder, an independent member of the Board serves as Chairman while David F. Dyer serves as President and CEO. The Company believes that separating the Chairman and CEO roles and having an independent Chair conforms to governance best practices and contributes to the independence of the Board from management.

Affirmative Determination Regarding Director Independence

Pursuant to the Corporate Governance Guidelines, the Board undertook a review of director and director nominee independence in February 2010. During this review, the Board considered transactions and relationships between each director or nominee or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors, nominees or their affiliates and members of the Company’s senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. A director is considered independent only if the Board affirmatively determines that the director has no material relationship with the Company, either directly or indirectly. In accordance with the Guidelines and the NYSE listing standards, a director is not independent if:

•	The director is or has been within the last three years an employee of Chico’s.

•	An immediate family member of the director is or has been within the last three years an executive officer of Chico’s.

•	The director has received more than $100,000 in direct compensation from Chico’s during any twelve-month period within the last three years. This excludes director and committee fees or other forms of deferred compensation for prior service.

•	An immediate family member of the director has received more than $120,000 in direct compensation from Chico’s (excluding for purposes of this computation any direct compensation received as an employee of Chico’s (other than an executive officer)) during any twelve month period within the last three years.

•	The director or an immediate family member of the director is a current partner of Chico’s internal or external auditor.

•	The director is a current employee of Chico’s internal or external auditor.

•	An immediate family member of the director is a current employee of Chico’s internal or external auditor and works in the auditor’s audit, assurance, or tax compliance practice.

•	Within the last three years, the director or immediate family member of the director was a partner or employee of Chico’s internal or external auditor and personally worked on Chico’s audit.

•	The director or immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of Chico’s present executive officers at the same time serves or served on the other company’s compensation committee.

•	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payment to, or received payments from, Chico’s for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

As a result of this review, and based on information furnished by all members of the Board regarding their relationships with the Company and research conducted by management with respect to outside affiliations, the Board affirmatively determined that six of the eight current directors, Mr. Roeder, Mr. Burden, Ms. Atkins, Mr. Walker, Mr. Mahoney, and Ms. Weiss, are independent of the Company and its management under the independence standards set forth in the Guidelines, under the NYSE independence standards and under the independence standards set forth in Rule 10A-3 under the Securities Exchange Act of 1934. In its deliberations, the Board considered the position Mr. Burden’s son-in-law holds with the Company, as described under the heading “Certain Relationships and Related Party Transactions,” and determined that such relationship did not cause Mr. Burden to fail to meet the applicable independence standards. As a result of this review and this process, the Board also affirmatively determined that the Audit, Compensation and Benefits, and Corporate Governance and Nominating Committees are all comprised entirely of independent directors. In addition, members of the Compensation and Benefits Committee meet the additional standards applicable to “outside directors” under Internal Revenue Code Section 162(m) and qualify as “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934.

Although he was considered an independent director until his appointment as President and Chief Executive Officer in January 2009, Mr. Dyer is considered a non-independent director because of his employment as a senior executive of the Company. The Board also determined that Ms. Gibson, who was formerly considered an independent director, is now considered a non-independent director because she recently provided consulting services to the Company and is currently serving as interim Brand President for Soma Intimates.

Board’s Role in the Risk Management Process

Our Board and its Committees play an important role in overseeing management’s identification, assessment, and mitigation of risks that are material to us. In particular, our Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, legal and regulatory compliance, our audit, accounting and financial reporting processes, and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Audit Committee also periodically reviews with our General Counsel legal matters that may have a material adverse impact on our financial statements, compliance with laws, and any material reports received from regulatory agencies.

Our Compensation and Benefits Committee is responsible for overseeing the management of risks relating to our compensation programs. The Committee asked management to review our compensation policies and practices for all associates to identify general areas of risk and to communicate with the Committee’s independent compensation consultant concerning the design and structure of our executive compensation program. Management performed its review and did not identify any area of concern. As a result, management concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because they include multiple incentives, balancing sales, earnings, margin and expense control and including certain compensation awards that are designed to encourage a longer term focus. In addition, the design and structure of our compensation programs are generally the same across all business units such that the compensation policies and practices throughout the organization do not vary significantly from the overall risk and reward structure of the Company as a whole. The Committee reviewed management’s assessments and conclusions and discussed them with management.

Our Corporate Governance and Nominating Committee oversees risks associated with corporate governance, business conduct, and ethics.

Our Merchant Committee oversees risks associated with the fashion, fit, and quality of our merchandise for each of our brands.

Code of Ethics

The Company has a Code of Ethics, which is applicable to all employees and directors of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, and to all the directors. The Code of Ethics is available at the Company’s investor relations website (www.chicosfas.com) by clicking on “Corporate Governance.” The Company intends to post amendments to or waivers from its Code of Ethics (to the extent applicable to the Company’s chief executive officer, principal financial officer, principal accounting officer or its directors) at this location on its website. No waivers have been granted under the Code of Ethics.

Communications to Non-Management Directors

Stockholders and other parties interested in communicating with the Chairman or with the other non-management directors as a group may do so by writing to: Chairman, Board of Directors, Chico’s

FAS, Inc., c/o Corporate Secretary, 11215 Metro Parkway, Ft. Myers, Florida 33966. Letters addressed to the Chairman or any of the other non-management directors will be routed to the Corporate Secretary who will review all such correspondence, will keep a file with copies of such correspondence (including a log thereof), will regularly forward such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention and may also provide each of the directors with summaries of all such correspondence. Directors may at any time review the file of such correspondence or the log of such correspondence and may request copies of any such correspondence.

A separate process has been established for dealing with concerns relating to accounting, internal controls or auditing matters. Stockholders, employees, and other parties interested in communicating about any of these particular matters may alternatively submit such communications by calling a third party hotline that has been established by the Board of Directors (1-888-669-4911, ext. 2273) and such reports will immediately be brought directly to the attention of the chair of the Company’s Audit Committee and separately to the General Counsel and to the Vice President-Internal Audit. If a communication relating to accounting, internal controls or auditing matters is received in writing by the Company, the Corporate Secretary will promptly forward such written correspondence to the chair of the Company’s Audit Committee and separately to the General Counsel and to the Vice President-Internal Audit. These particular reports, whether received through the hotline or in writing, will be handled in accordance with procedures established by the Company’s Audit Committee.

Director Attendance at Annual Meeting

The Company has no policy with regard to Board members’ attendance at stockholders’ annual meetings; however, it has been the custom for Chico’s directors to attend the annual meeting of stockholders. Seven of our eight directors then holding office attended the Annual Meeting in June 2009.

Corporate Governance Materials Available on the Chico’s Web Site

The Company’s Corporate Governance Guidelines are intended to provide a set of flexible guidelines for the effective functioning of the Board and are reviewed annually and revised as necessary or appropriate in response to changing regulatory requirements and evolving best practices. They are available at the Company’s investor relations website (www.chicosfas.com) by clicking on “Corporate Governance.” In addition to the Company’s Corporate Governance Guidelines, other information relating to corporate governance at Chico’s is available on the Corporate Governance section of the Company’s investor relations website, including:

•	Audit Committee Charter

•	Compensation and Benefits Committee Charter

•	Corporate Governance and Nominating Committee Charter

•	Executive Committee Charter

•	Code of Ethics

•	Policy on Granting Equity Awards

•	Stock Ownership Guidelines

•	Terms of Commitment to Ethical Sourcing

•	Complaint Procedures for Accounting Matters

Chico’s stockholders may obtain printed copies of these documents by writing to Chico’s FAS, Inc. Corporate Secretary, 11215 Metro Parkway, Ft. Myers, Florida 33966.

Committees of the Board

The Board of Directors has a standing Corporate Governance and Nominating Committee, Audit Committee, Compensation and Benefits Committee, Executive Committee, and Merchant Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee held three meetings during fiscal 2009. This Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, its principal responsibilities from the perspective of its role as a nominating committee are to interview, evaluate, nominate, and recommend individuals for membership on the Company’s Board of Directors and its committees. This Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. All of the members of this Committee are independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Audit Committee

The Audit Committee held six meetings during fiscal 2009. The Audit Committee’s principal responsibilities are to assist the Board in its general oversight of Chico’s financial reporting, internal controls, ethics compliance, and audit functions. This Committee is directly responsible for the appointment, compensation, and oversight of the work of the Company’s independent certified public accountants, reviews the annual financial results and the annual audit of the Company’s financial statements and approves the inclusion of the audited financial statements in the Form 10-K. The Committee also reviews the Company’s quarterly financial results and each Form 10-Q, and meets with the independent accountants and the Vice President-Internal Audit from time to time in order to review the Company’s internal controls and financial management practices. During each fiscal year, at least one (and usually more) of the meetings between this Committee and the independent accountants is held separately without management present. This Committee has established policies and procedures for the engagement of the independent accountants to provide permissible non-audit services, which includes pre-approval of all permissible non-audit services to be provided by the independent accountants.

All members of this Committee are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. Federal regulations also require the Board to determine if a member of its Audit Committee is an “Audit Committee Financial Expert.” According to these regulations, an audit committee member can be designated an Audit Committee Financial Expert only when the audit committee member satisfies five specified qualification requirements, including experience in (or “experience actively supervising” others engaged in) preparing, auditing, analyzing, or evaluating financial statements presenting a level of accounting complexity comparable to what is encountered in connection with the Company’s financial statements. The regulations further require such qualifications to have been acquired through specified means of experience or education. The Board has determined that Mr. Walker, the chair of this Committee, and Mr. Mahoney are each qualified as an Audit Committee Financial Expert within the meaning of the regulations of the SEC and that each of them has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. Although the Board of Directors has determined that Mr. Walker and Mr. Mahoney each has the requisite attributes defined under the rules of the SEC, their respective responsibilities are generally the same as those of the other Audit Committee members. The Audit Committee members are not auditors or accountants for the Company, do not perform “field work” and are not full-time employees of any audit firm. The SEC has determined that an audit committee member who is designated as an Audit Committee Financial Expert will not be deemed to be an “expert” for any purpose as a result of being identified as an Audit Committee Financial Expert. See the Audit Committee Report on page 26 for further information.

Compensation and Benefits Committee

The Compensation and Benefits Committee held five meetings during fiscal 2009 and regularly acts by written consent. The principal responsibilities of this Committee are to review and make recommendations to the Board of Directors concerning the compensation of officers of the Company, to provide input and make recommendations to the Board on individuals elected to be executive officers of the Company, to review and make recommendations with respect to the Company’s existing and proposed compensation and bonus plans, and to serve as the committee responsible for administering the Company’s various equity incentive plans, Deferred Compensation Plan, 401(k) Plan, and the Amended and Restated Cash Bonus Incentive Plan.

All of the members of this Committee are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. See the Compensation and Benefits Committee Report on page 30 for further information.

Executive Committee

The Executive Committee serves primarily as a means for taking action requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved by Florida law to the Board. In practice, the Committee’s actions are generally limited to more routine matters such as the authorization of ordinary- course corporate credit facilities and borrowings. The Executive Committee held one meeting during fiscal 2009, however, from time to time, acts by written consent.

Merchant Committee

The Merchant Committee consults with and advises the Company on matters concerning the Company’s products for each of its brands. The Merchant Committee held five meetings during fiscal 2009.

Policies and Procedures Regarding Related Person Transactions

Transactions and relationships that involve directors, executive officers or other related persons and that constitute a conflict with the Company’s interests require, in advance, a full disclosure to and review by the Company’s Audit Committee of all facts and circumstances concerning the transactions and relationships, all in accordance with our Code of Ethics. See “Certain Relationships and Related Party Transactions.”

2.	PROPOSAL TO APPROVE THE CHICO’S FAS, INC. AMENDED AND RESTATED CASH BONUS INCENTIVE PLAN - ITEM TWO ON YOUR PROXY CARD

Introduction and Background

Historically, we have paid management bonuses under our Cash Bonus Incentive Plan, as amended (the “Incentive Plan”). The Board believes the Incentive Plan is an important component of management’s potential total cash compensation because it is intended to make an increasing portion of management’s compensation dependent on our performance and to provide incentives to achieve our near and long-term goals, increase stockholder value and improve teamwork in meeting goals and overcoming challenges. We are seeking stockholder approval of the Incentive Plan because doing so provides us with a mechanism to reduce our income tax expense by maximizing the deductibility of compensation expense.

The Incentive Plan is designed to allow compensation payable under the Incentive Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986. Section 162(m) generally limits deductions by an employer for compensation in excess of $1 million per year that is paid to “covered employees,” including our Chief Executive Officer and the three other most highly compensated executive officers, excluding our Chief Financial Officer, at the end of the applicable fiscal year. However, performance-based compensation is deductible if: 1) certain material terms of the incentive plan are disclosed to and approved by the stockholders prior to payment, and (2) prior to payment, a committee consisting of two or more “outside directors,” as defined by Section 162(m), certifies that performance goals and any other material terms have been satisfied. In light of these requirements, the Incentive Plan is being submitted to stockholders for approval at the 2010 Annual Meeting for bonus awards to be granted for fiscal 2011 results.

Summary of the Incentive Plan

The full text of the Incentive Plan appears as Appendix A to this proxy statement. The following is a summary of the principal provisions of the Incentive Plan and is qualified in its entirety by reference to the full text of the Incentive Plan.

Purpose.  The purpose of the Incentive Plan is to advance the interests of the Company and its stockholders by providing incentives in the form of cash bonus awards to certain executives and other key employees of the Company (including its subsidiaries). The Incentive Plan is intended to enable the Company to attract and retain appropriate executive and key employee talent and to motivate such associates to manage and grow the Company’s business and to attain the performance goals articulated under the Incentive Plan.

Administration.  The Incentive Plan is administered by the Compensation and Benefits Committee of the Board of Directors (the “Committee”). The Committee may delegate to one or more officers of the Company or any of its subsidiaries, the authority to take actions on its behalf pursuant to the Incentive Plan, however, only the Committee may determine compensation awards to covered employees. All questions of interpretation are determined by the Committee and its decisions are final and binding on all participants.

Eligibility and Participation.  The Committee will determine the employees of the Company and its subsidiaries who will be eligible to participate in the Incentive Plan. Any employee to whom an award under the Incentive Plan is granted will be designated as a participant in the Incentive Plan. As of the date of this proxy statement, the Company expects approximately 400 employees will participate in the Incentive Plan for fiscal 2011. The maximum amount payable to any participant during any one calendar year period is $5 million.

General Terms of Awards.  Under the Incentive Plan, the Committee (or its delegate) will specify the terms of the award, the applicable performance period and performance objectives, and when and how the award may be earned. Performance criteria will be established as soon as administratively possible and generally within 90 days after the beginning of the performance period. The Committee (or its delegate) will determine and specify a “target bonus” amount to be payable to each award for each participant. Participants are also assigned a “threshold bonus” amount which coincides with the lowest performance result less than target at which a bonus may be paid and a “maximum bonus” amount which coincides with a performance result greater than target. Target, threshold and maximum amounts are typically expressed as a percentage of participant’s base salary with the “target bonus” ranging, from 20% to 100% of base salary, depending upon the participant’s position, title and responsibilities with the Company.

Awards under the Incentive Plan will be based on attainment of various business criteria as determined by the Committee and include such criteria as net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; maintained margin; brand contribution; year-end cash; debt reductions; shareholder equity; market share; regulatory achievements; implementation, completion, or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel. The applicable business criteria differ from employee to employee and are usually designed to correspond with those performance criteria which the particular employee has greater potential to impact or influence.

Subject to any terms, restrictions and conditions specified in the Incentive Plan, at the end of each performance period, the Committee shall determine whether and to what extent each performance goal is met. If the Company’s performance does not reach the “threshold” level, no amounts are payable. If at least the minimum “threshold” level of performance is met, awards will be valued and distributed to eligible employees as soon as practicable after the last day of the performance period. Actual awards can range from zero up to the maximum bonus amount based on the Company’s actual financial performance. Furthermore, the Committee has the authority to accelerate payments prior to the end of the performance period if the Committee determines that a certain level of performance has already been met prior to the end of the performance period and that it is unlikely that such performance level will not be met at the end of the performance period.

If a participant dies, retires, is assigned to a different position or is granted a leave of absence, or if the participant’s employment is otherwise terminated, except for cause by the Company, during a performance period, a pro rata share of each participant’s award based on the period of actual participation may, in the Committee’s sole and absolute discretion, be paid to the participant after the end of the performance period if it would have been earned and payable had the participant’s employment status not changed.

Adjustments.  In the event of any material change in the business assets, liabilities or prospects of the Company, any division, or subsidiary, the Committee in its sole and absolute discretion and without liability to any person may make adjustments, as it deems to be equitable and necessary to any terms of outstanding awards.

Amendment and Termination.  The Committee may amend, alter or discontinue the Incentive Plan, but no amendment, alteration or discontinuation shall be made which would impair any of the rights or obligations under any award theretofore granted to a participant under the Incentive Plan without such participant’s consent; provided, however, that the Committee may amend the Incentive Plan in such manner as it deems necessary to permit the granting of awards meeting the requirements of any applicable law, rule or regulation.

Plan Benefits

The specific individuals who will be granted awards under the Plan and the type and amount of any such awards will be based on the discretion of the Compensation Committee. Accordingly, future awards to be received by or allocated to particular individuals under the Plan are not presently determinable.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE CHICO’S FAS, INC. AMENDED AND RESTATED CASH BONUS PLAN.

3.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS — ITEM THREE ON YOUR PROXY CARD

Appointment Proposed for Ratification

Based on the recommendation of the Company’s Audit Committee, the Company has selected Ernst & Young LLP (“E&Y”) as its independent certified public accountants for the current fiscal year ending January 29, 2011 (fiscal 2010), subject to ratification of such appointment by the stockholders. Ratification of the Company’s independent certified public accountants is not required by the Company’s By-Laws or otherwise, but the Board of Directors has decided to seek such ratification as a matter of good corporate practice. E&Y has audited the accounts of the Company since first being engaged by the Company effective July 1, 2002. Representatives of E&Y are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions by stockholders.

We have been advised by E&Y that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE PERIOD SPECIFIED.

Fees to Independent Accountants

The following table presents fees for professional services rendered by E&Y for the audit of the Company’s annual financial statements for fiscal 2009 (ended January 30, 2010) and fiscal 2008 (ended January 31, 2009) and fees billed for audit-related services, tax services and all other services rendered by E&Y for fiscal 2009 and fiscal 2008.

	Fiscal 2009	Fiscal 2008

Audit Fees	$752,241	$680,185
Audit-Related Fees	1,995	18,377
Tax Fees	150,400	109,735
All Other Fees	-0-	-0-

Audit Fees

Fees for audit services include fees associated with the annual audits, the reviews of the Company’s quarterly reports on Form 10-Q and other SEC filings and audit consultations and the Sarbanes-Oxley Section 404 attestation.

Audit-Related Fees

Fees for audit-related services in fiscal 2009 related to the use of E&Y’s online research tool. Fees for audit-related services in fiscal 2008 were principally related to the review of documentation for internal controls related to the Company’s enterprise resource planning software.

Tax Fees

Fees for tax services in fiscal 2009 were principally related to transfer pricing services while fiscal 2008 tax fees were principally related to the review of the Company’s federal and certain state income tax returns, tax compliance, tax advice and tax audit assistance.

All audit-related services, tax services and other services in fiscal 2009 were pre-approved by the Audit Committee, which concluded that the provision of such services by E&Y was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor independence policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee consists of three directors and operates under a written charter adopted by the Board of Directors. This Committee’s charter is available at the Company’s investor relations website (www.chicosfas.com) by clicking on “Corporate Governance.” The current members of this Committee are David F. Walker (Chair), Ross E. Roeder, and John J. Mahoney. Each member of the Committee is independent, in the judgment of the Company’s Board of Directors, as required by NYSE listing standards and as set forth in the Company’s Corporate Governance Guidelines. This Committee is responsible for selecting, engaging and negotiating fee arrangements with the Company’s independent certified public accountants (the independent accountants) with input from the Company’s Board and management. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an audit of internal control over financial reporting that is integrated with an audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board in the United States, and for expressing opinions thereon.

This Committee’s responsibility is to monitor and oversee these processes. In this context, this Committee has met and held discussions with management, the internal auditors and the independent accountants.

The Sarbanes-Oxley Act of 2002 and regulations issued thereunder added a number of provisions to federal law to strengthen the authority of, and increase the responsibility of, corporate audit committees. Related rules concerning audit committee structure, membership, authority and responsibility have been promulgated by the NYSE.

The members of this Committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent accountants, nor can this Committee certify that the independent accountants are “independent” under applicable rules. This Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management, internal auditors, and the independent accountants on the basis of several factors, including the information it receives, discussions with management, internal auditors, and the independent accountants, and the experience of this Committee’s members in business, financial and accounting matters.

As part of its oversight of the Company’s financial statements, this Committee reviews and discusses with both management and the Company’s independent accountants all annual and quarterly financial statements prior to their issuance. This Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended January 30, 2010 (fiscal 2009), with management, the internal auditor and the Company’s independent accountants. With respect to fiscal 2009, management advised the Audit Committee that each set of the Company’s consolidated financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States, and reviewed significant accounting and disclosure issues with this Committee. Discussions regarding the Company’s audited financial statements included the independent accountants’ judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in the Company’s financial statements, as well as other matters, as required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T and by the Audit Committee’s charter. The Committee annually assesses the independent accountant’s independence. To that end, the Company’s independent accountants provided the Committee the written disclosures and the letter required by applicable requirements of the PCAOB for independent auditor communications with Audit Committees concerning its independence and we discussed with the independent auditors their independence from the Company.

In addition, this Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, this Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and control.

Based upon the Audit Committee’s discussion with management, the internal auditor, and the independent accountants, this Committee’s review of the representations of management, and the report of the independent accountants to this Committee, and subject to the limitations on the role and responsibilities of this Committee described above and in the Committee’s charter, this Committee recommended that the Board of Directors approve the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission as of and for the fiscal year ended January 30, 2010.

MEMBERS OF THE AUDIT COMMITTEE

David F. Walker, Chair
Ross E. Roeder
John J. Mahoney

EXECUTIVE OFFICERS

The following table sets forth certain information regarding the Company’s current executive officers.

			Years with
			the
Executive Officers	Age	Positions	Company

David F. Dyer	60	President, Chief Executive Officer, and Director	1*
Donna M. Colaco	51	Brand President-White House | Black Market	2
Cynthia S. Murray	52	Brand President-Chico’s	1**
Lee Eisenberg	63	Executive Vice President-Creative	1**
Manuel O. Jessup	54	Executive Vice President-Chief Human Resources Officer	3
Jeffrey A. Jones	63	Executive Vice President-Chief Operating Officer	1**
Gary A. King	52	Executive Vice President-Chief Information Officer	5
Kent A. Kleeberger	58	Executive Vice President-Chief Financial Officer and Treasurer	2
Mori C. MacKenzie	60	Executive Vice President-Chief Stores Officer	14
A. Alexander Rhodes	51	Executive Vice President-General Counsel and Secretary	7

*    Became an executive officer in January 2009; first elected a director in 2007.
**   Joined the Company in February 2009.

Non-Director Executive Officers

Donna M. Colaco is Brand President-White House | Black Market for the Company, having joined the Company in August 2007. Ms. Colaco has over 25 years of experience in women’s specialty apparel. Prior to joining the Company, Ms. Colaco worked for Ann Taylor Corporation for more than 10 years in numerous capacities including, most recently serving as President of Ann Taylor LOFT. Prior to Ann Taylor, Ms. Colaco worked for the Lerner New York Division of Limited, Inc. and Petrie Stores Corporation.

Cynthia S. Murray is Brand President-Chico’s for the Company, having joined the Company in February 2009. Ms. Murray has nearly 30 years of experience in retail. Prior to joining the Company, Ms. Murray spent the previous five years with Stage Stores, Inc., most recently serving as its Executive Vice President and Chief Merchandising Officer. Prior to Stage Stores, Ms. Murray worked for Talbot’s, Saks Fifth Avenue / Saks Off 5th, and Charming Shoppes, among other retailers.

Lee Eisenberg is Executive Vice President — Creative of the Company, having been promoted to that position in November 2009. Mr. Eisenberg joined the Company in February 2009 as Director of Creative Strategy. From 2004 to 2009, Mr. Eisenberg worked as a freelance author, publishing books on topics including financial planning and consumerism. From 1999 to 2004, Mr. Eisenberg served in various positions with Lands’ End including Executive Vice President and Creative Director and Chief Creative and Administrative Officer. Prior to that, Mr. Eisenberg was with Time Magazine as Editor/Creative Development. He began his career at Esquire magazine eventually serving as its editor-in-chief.

Manuel O. Jessup is Executive Vice President-Chief Human Resources Officer of the Company, having been promoted to that position in September 2007. Mr. Jessup joined the Company in September

2006 as Senior Vice President of Human Resources. Mr. Jessup was previously employed by Sara Lee Branded Apparel where he most recently served as Corporate Vice President, Human Resources. During his 21 year career at Sara Lee, he also served as Global Vice President, Human Resources, Sara Lee Branded Apparel, Latin America and Asia, as well as Vice President, Human Resources, Sara Lee Hosiery. Prior to joining Sara Lee, Mr. Jessup held human resources management positions at Levi Strauss and J.P. Stevens.

Jeffrey A. Jones is Executive Vice President-Chief Operating Officer of the Company, having joined the Company in February 2009. Prior to joining the Company, Mr. Jones was Executive Vice President of Merchandise Operations for Sears, Roebuck and Co. from 2003 to 2006. From 2000 through 2002, Mr. Jones served as Chief Operating Officer for Lands’ End, which was acquired by Sears in 2003. Prior to joining Lands’ End, Mr. Jones spent seven years with Shopko Stores, Inc., and its subsidiary, Provantage Health Services, Inc. Mr. Jones had previously spent 11 years with Arthur Andersen & Co.

Gary A. King is Executive Vice President-Chief Information Officer for the Company. Mr. King joined the Company in October 2004 after five years at Barnes & Noble, Inc., where he most recently served as Vice President, Chief Information Officer. From 1988 to 1999, Mr. King held various positions with Avon Products, Inc. including Vice President, Global Information Technology. From 1982 to 1987, Mr. King held various system management positions with Unisys Corporation and Burroughs Corporation.

Kent A. Kleeberger is Executive Vice President-Chief Financial Officer and Treasurer, having joined the Company in November 2007. From 2004 through October 2007, Mr. Kleeberger was the Senior Vice President-Chief Financial Officer for Dollar Tree Stores, Inc. From 1998 to 2004, he served in numerous capacities for Too Inc., subsequently known as Tween Brands, Inc., culminating in his appointment as Executive Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer. Prior to that, Mr. Kleeberger served in various financial positions with The Limited, Inc. Mr. Kleeberger also serves on the Board of Directors of Shoe Carnival, Inc.

Mori C. MacKenzie is Executive Vice President-Chief Stores Officer for the Company. Ms. MacKenzie has been with the Company since October 1995, when she was hired as the Director of Stores. From June 1999 until October 2001, she served as Vice President-Director of Stores. In October 2001, Ms. MacKenzie was promoted to Senior Vice President-Stores, and effective February 2004 she was promoted to the position of Executive Vice President-Chief Stores Officer. From January 1995 until October 1995, Ms. MacKenzie was the Vice President of Store Operations for Canadians Corporation. From August 1994 until December 1994, she was the Vice President of Store Development for Goody’s Family Clothing. From April 1992 until August 1994, Ms. MacKenzie was the Vice President of Stores for United Retail Group (“URG”) and from August 1991 until April 1992 she was employed by Conston Corporation, a predecessor of URG. In addition, Ms. MacKenzie was Vice President-Stores for Park Lane from November 1987 until July 1991, and was Regional Director of Stores for the Limited, Inc. from June 1976 until October 1987.

A. Alexander Rhodes is Executive Vice President-General Counsel and Secretary for the Company. Mr. Rhodes joined the Company in January 2003 as its Intellectual Property Counsel, expanding his oversight of legal matters for the Company into several other areas until October 2004, when he was promoted to Vice President-Corporate Counsel and Secretary. In April 2006, Mr. Rhodes was promoted to Senior Vice President-General Counsel and Secretary, and in October 2009, Mr. Rhodes was promoted to Executive Vice President. Mr. Rhodes graduated from the Stetson University College of Law in 1994. From 1994 through December 2002, Mr. Rhodes was in private practice, working primarily in the areas of commercial litigation and intellectual property.

None of the executive officers or directors who currently serve or who served in such capacities during fiscal 2009 are related to one another. There are no arrangements or understandings pursuant to which any executive officer was elected to office. Executive officers are elected by and serve at the discretion of the Board of Directors.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The following report of the Compensation and Benefits Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Compensation and Benefits Committee (the “Committee”) evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the Company’s management stock plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, the Committee has reviewed and discussed with management the Compensation Discussion and Analysis found on pages 31-42 of this proxy statement. The Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation. We recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

MEMBERS OF THE COMPENSATION
AND BENEFITS COMMITTEE

John J. Mahoney, Chair
Betsy S. Atkins
Andrea M. Weiss

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

Our executive compensation program is designed to help us attract, motivate, and retain highly skilled executive officers who are able to drive long term, sustainable, and profitable growth for our Company. Ultimately, the goal of our executive compensation program is the same as our goal for the Company — to increase stockholder value over the long term. To this end, we have implemented a compensation program designed to reward our executive officers for entrepreneurial activity that increases stockholder value through sustained financial performance and outstanding leadership that reflects our values and unique culture.

The Company’s Compensation and Benefits Committee (the “Committee”) is responsible for monitoring adherence with our compensation philosophy and reviewing and approving the annual compensation, procedures, plans, programs, and payments for our officers, including the Named Executive Officers (“NEOs”). For fiscal 2009, our NEOs are David F. Dyer, Chief Executive Officer, Kent A. Kleeberger, Chief Financial Officer, Donna M. Colaco, Brand President — White House | Black Market, Cynthia S. Murray, Brand President — Chico’s, and Jeffrey A. Jones, Chief Operating Officer.

The Company bases its executive compensation programs and decisions on the same objectives that guide the Company in establishing all of its compensation programs:

•	Compensation should be based on the level of job responsibility, individual performance, and Company performance and should foster a long-term focus. Associates at higher levels should have an increasing portion of their compensation tied to Company performance because they are more able to affect our overall results.

•	Compensation should reflect the comparative value of the particular job in the marketplace and should be competitive with the pay of similarly-situated executives at companies who compete with the Company for talent.

•	Compensation should align all associates with our stockholders by rewarding performance that achieves our strategic and financial objectives and enhances stockholder value. Our executive compensation programs should deliver top-tier compensation in situations where there is top-tier individual and Company performance; likewise, where individual performance falls short of expectations or Company performance lags the industry, the programs should deliver lower levels of compensation. Nevertheless, the objectives of pay-for-performance and retention of key associates must be balanced. Even in periods of temporary downturns in our performance, the programs should continue to ensure that successful, high-achieving and high potential associates are appropriately compensated so that they remain motivated and committed to the Company.

•	Performance-based compensation programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company’s achievement of its overall strategic, financial, and operational goals.

•	Although compensation programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of the compensation and benefit program should be generally consistent across the organization.

•	Perquisites for executives should be rare and limited to those that are important to the executive’s ability to safely and effectively carry out his or her responsibilities.

Role of the Committee and the Executive Officers in Compensation Decisions

The Committee, in consultation with its independent compensation consultant, reviews, evaluates, and determines the various components of the compensation for the CEO including establishing his base salary, the terms under which his cash incentive bonuses are paid, and deciding the extent to which he receives stock-based compensation awards. The Chief Human Resources Officer (“CHRO”) may assist the Committee with gathering relevant data, but he does not participate in recommending or setting the CEO’s compensation. The Committee then recommends a compensation package for the CEO to the Board for its review, input, and approval.

The Committee also determines the amount and terms of the cash-based and stock-based compensation awards for the other executive and non-executive officers, taking into account recommendations on individual compensation levels and performance evaluation input from the CEO and CHRO. The CEO and CHRO have limited authority to make changes and adjustments to cash-based compensation, with the expectation that any adjustments would be in keeping with our overall compensation philosophy. No other NEO has an active role in the evaluation, design, or administration of the 2009 executive officer compensation program. Each NEO, however, provides input to the CEO and CHRO on individual compensation levels for the NEO’s direct reports.

Setting Executive Compensation — Comparative Data and Use of Compensation Experts

The Committee has engaged Frederic W. Cook & Co., Inc. (“Cook”), as its independent compensation consultant, to provide it with relevant market and comparative data and strategic alternatives to consider when making compensation decisions and recommendations for our executive officers. Cook provides compensation consulting services only to the Committee. Cook does no work for management unless approved by the Committee Chair, receives no compensation from the Company other than for its work advising the Committee, and maintains no other economic relationship with the Company. In addition, our human resources department includes associates with significant compensation experience who provide the CHRO and the Committee with additional support, data, and analysis.

In making compensation decisions, the Committee reviews all compensation components for the NEOs taking into account a tally sheet showing overall compensation for each NEO. The Committee also compares each element of total compensation against a peer group of publicly-traded retailers (the “Compensation Peer Group”), which is periodically reviewed and updated. The Compensation Peer Group was selected because it consists of U.S. based publicly traded retailers of generally similar size and scope to us and we generally compete against these companies for talent and for stockholder return. The companies currently comprising the Compensation Peer Group are:

• Abercrombie & Fitch Co.	• Collective Brands, Inc.	• Limited Brands, Inc.

• Aeropostale, Inc.	• The Dress Barn, Inc.	• The Men’s Wearhouse, Inc.

• American Eagle Outfitters, Inc.	• DSW, Inc.	• New York & Company, Inc.

• Ann Taylor Stores Corp.	• Finish Line, Inc.	• Pacific Sunwear of California, Inc.

• Brown Shoe Company, Inc.	• The Gap, Inc.	• Stage Stores, Inc.

• Charming Shoppes, Inc.	• Genesco, Inc.	• Stein Mart, Inc.

• The Children’s Place Retail Stores, Inc.	• Guess, Inc.	• The Talbot’s, Inc.

• Coldwater Creek, Inc.	• J. Crew Group, Inc.	• Urban Outfitters, Inc.

Since 2008, we generally tried to target base salaries at the 50th percentile of the Compensation Peer Group. Previously, we targeted base salaries between the 50th and 75th percentiles. We made this change because we believe it is more in line with our philosophy that increasing proportions of executive compensation should be tied to the Company’s performance. Although no base salaries were reduced as a result of this change, salaries for new hires will be generally set at or near the 50th percentile. Thus, we expect base salaries will reach this target over time.

We also tried to set total direct compensation, where performance targets are achieved, at or near the 75th percentile because we believe it allows us to successfully compete for talent with the Compensation Peer Group. Variations to this target positioning may occur as dictated by the experience level of the individual and by other market factors. This target competitive positioning takes into account our expectations and desires that, over the long term, we will be able to generate stockholder returns in excess of the average of our peer group.

Principal Components of Executive Compensation

The principal components of our executive compensation program are: base salary, annual cash incentive bonuses (earned and discretionary), long term stock-based incentive compensation, retirement and health and welfare benefits.

Mix of Compensation Components

The executive compensation program is designed to help emphasize executive performance measures that correlate closely with the achievement of our shorter-term performance objectives as well as our longer-term focus on increasing stockholder value, consistent with our overriding compensation objectives and philosophy. To this end, a substantial portion of the annual and long-term compensation for our NEOs is “at-risk.” We define at-risk compensation to include potential bonus payments under our executive bonus plan and the targeted economic value of equity awards.

There is no pre-established policy or target for the allocation between either cash and non-cash incentive compensation or short-term and long-term incentive compensation. Rather, the Committee reviews information provided by consultants, surveys, and other information considered relevant that is available to it to determine the appropriate level and mix of salary and incentive compensation for each executive officer so that compensation is competitive with the Compensation Peer Group. However, the portion of the compensation that is at-risk increases commensurate with the executive’s position within the Company. This approach is designed to provide more upside potential and downside risk for those with more senior positions because we believe that the more senior executive officers tend to have greater influence on our performance as a whole. The following chart describes the percent of pay at risk for our NEOs in 2009:

NEO	% 2009 Pay At Risk[1]

David F. Dyer	78%
Kent A. Kleeberger	58%
Donna M. Colaco	58%
Cynthia S. Murray	67%
Jeffrey A. Jones	66%

 1  Mr. Kleeberger and Ms. Colaco had less compensation at-risk in fiscal 2009 because they did not receive any equity grant that year, as more fully described on page 44. Mr. Dyer, Mr. Jones, and Ms. Murray were new hires in 2009 and, as a result, received new-hire equity grants.

Components of Compensation

Base Salaries

We provide our NEOs and other employees with base salaries to compensate them for services rendered during the fiscal year. Base salary ranges for our NEOs are determined based on the 50th percentile target and each executive’s position, level of responsibility and accountability, experience, and performance.

During its review of base salaries for our executives, the Committee primarily considers:

•	market and comparative data available to it, including any data that may have been provided by Cook;

•	internal review of the executive’s compensation, both individually and relative to other executive officers;

•	overall Company-wide performance; and

•	the individual executive’s overall performance and contribution to the Company’s performance.

The Committee reviews the base salaries of our NEOs on an annual basis as well as at the time of any promotion or other material change in responsibilities.

Annual Cash Incentive Bonuses

An important component of an executive officer’s potential total cash compensation consists of an incentive bonus opportunity, which is intended to make a significant portion of the executive’s compensation dependent on our performance and to provide executive officers with incentives to achieve our annual financial and strategic goals and work as a team in meeting objectives and overcoming challenges.

In fiscal 2009, bonuses were determined pursuant to our Cash Bonus Incentive Plan (the “Bonus Plan”). The performance measures in the Bonus Plan were primarily designed to stimulate growth in sales and operating and merchandise margins, improve return on net assets, and grow earnings per share. These performance criteria and the weighting of a minimum of 3 metrics for each eligible participant are intended to motivate and reward officers for continued financial improvement for the Company, which would be expected to lead to increased stockholder value. For fiscal 2009, the Committee reviewed and approved the performance measures for each executive.

Under the Bonus Plan, each eligible associate has an assigned target bonus, expressed as a percentage of his or her base salary, generally ranging from 20% to 100% of base salary, depending on the participant’s position. The actual bonus awards can range from 0% to 175% of target, depending on the Company’s actual financial performance.

Thus, if the Company failed to achieve any of the minimum performance goals applicable to a particular executive, then no performance based bonuses would be awarded to that particular executive. If the Company achieved or exceeded certain of the minimum performance goals applicable to a particular executive but failed to achieve others, then only a portion of the performance based bonus would be awarded. On the other hand, if the Company’s performance exceeds some or all of the performance goals, then the NEO may receive more than the targeted bonus, up to the maximum amount.

Typically, bonuses based on the performance criteria are awarded once, after the end of the fiscal year. In 2009, however, the Committee agreed to pay a portion of the bonus in December for two reasons. First, the Company’s financial performance far exceeded what was budgeted for the year. Second, we believed the payment would improve associate morale and allow us to leverage business momentum going into the holiday season especially because many associates and most officers had not earned bonuses in the prior two years. Accordingly, bonuses up to each participant’s target bonus opportunity were paid in December 2009, and the balance of the bonus was paid at the usual time after the end of the fiscal year.

The bonus measures, targeted financial performance, targeted payout, and actual payouts for fiscal 2009 for each respective NEO are set forth below.

		Target Financial Performance	Target	Actual
		(Sales and Contribution in	Payout	Payout
NEO	Bonus Measure(1)	millions)(2),(3),(4)	(% Salary)	(% Salary)(5)

David F. Dyer	EPS RONA Comp Store Sales	237% increase 4.3% 85% increase	100%	175%
Kent A. Kleeberger	EPS RONA Comp Store Sales	237% increase 4.3% 85% increase	80%	140%
Donna M. Colaco	EPS RONA White House | Black Market Brand Sales White House | Black Market Brand Contribution	237% increase 4.3% 6% increase 215% increase	80%	140%
Cynthia S. Murray	EPS RONA Chico’s Brand Sales Chico’s Brand Contribution	237% increase 4.3% 4% decrease 10% increase	80%	140%
Jeffrey A. Jones	EPS RONA Comp Store Sales	237% increase 4.3% 85% increase	80%	140%

(1)  EPS means earnings per share. RONA means return on net assets. Comp store sales means sales from stores that were open for at least one year. Brand contribution means pre-tax earnings for each brand.

(2)  Percentage increase means an increase over the prior fiscal year’s actual performance for each metric.

(3)  RONA was a new metric in fiscal 2009. Thus, we report the actual target and not a comparison to the prior year.

(4)  The 4% decrease in the Chico’s brand sales metric, although still negative, targeted a significant improvement over the negative percentage performance in the prior fiscal year.

(5)  The actual payout in fiscal 2009 represented the maximum amount payable to each participant because our financial performance far exceeded each of the performance measures.

At the end of the performance period, the Committee has the option to award a discretionary bonus to reward individual productivity improvements even if certain performance metrics were not met. The Company did not award any discretionary bonus to any Company executive in 2009.

The bonuses paid for fiscal 2009 pursuant to the Bonus Plan appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Satisfactory individual performance is a condition to payment.

In fiscal 2009, the earned bonuses paid to all participants under the Bonus Plan were approximately 164% of target. Overall, participants were awarded a total of approximately $22.4 million in incentive bonuses for the 2009 fiscal year.

Sign-On and “Guaranteed” Bonuses

The Company will, as necessary, pay sign-on and first year guaranteed bonuses at various levels in order to attract the management talent necessary to drive long term and sustainable growth. Executives we recruit from other companies are often required to give up a significant amount of compensation from their former company, in the form of lost bonus opportunities, unvested equity or a combination of both. Sign-on and first year guaranteed bonuses are a necessary and effective means of offsetting their losses. In those instances in which we have provided an executive with a sign-on bonus, we generally require the newly hired executive to pay back a pro rata portion of the sign-on bonus if they voluntarily leave the Company within a year after joining us. Sign-on bonuses paid to NEOs in fiscal 2009, specifically to Ms. Murray, are listed in the chart on page 43 under the “Bonus” column.

Clawback Agreements

The Company has “Clawback” Agreements with the CEO and CFO. Under these Agreements, each executive is required to reimburse the Company for incentive compensation previously paid to the executive under any of the Company’s executive bonus programs if within two years from the date of payment of such incentive compensation, the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any then applicable financial reporting requirement under the securities laws as a result of misconduct by the executive and/or gross negligence by the executive in failing to prevent the misconduct or if the executive is otherwise subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002. The Committee believes that the officers who certify the Company’s financial reporting should not be unjustly enriched for prior reporting periods in the event of a restatement.

Long-Term Incentive Stock-Based Compensation

We believe that meaningful equity participation by each executive officer is one of the primary motivating factors that will result in significant long term and sustained increases in value and growth. This belief is reflected in our officer and director stock ownership guidelines and well as the aggregate awards of stock options, restricted stock and restricted stock units that we have made to our executive officers. The stock ownership guidelines are described on page 41 and are available on the Company’s investor relations website at www.chicosfas.com.

We believe that providing executive officers stock-based compensation is the most effective way to align their interests with those of our stockholders. Stock options and restricted stock provide an incentive, beginning immediately upon grant, to executive officers to manage the Company from the perspective of an owner with an equity interest in the business. In addition, stock-based compensation has been and continues to be a key part of our program for motivating and rewarding key employees over the long term. Multi-year vesting of equity compensation provides a strong retention mechanism for key executive talent, which is critical to our long-term success. We intend to continue to have stock-based compensation serve as an important part of the compensation program for key employees.

The Committee, in consultation with Cook and with the approval of the Board, determines the stock-based compensation for the CEO. The Committee, upon the recommendation by the CEO and the CHRO, also makes final decisions regarding stock-based awards for all other officers. While we have established guidelines for the amount of equity we grant, factors such as performance and responsibilities of individual officers and the management team as a whole, as well as general industry practices, play an integral role in the determination of the number of stock options, number of shares of restricted stock and/or number of restricted stock units awarded to a particular recipient. In determining the size of the individual stock-based awards, the Committee also considers the amount of stock-based awards outstanding and previously granted, the amount of stock-based awards remaining available for grant under its Omnibus Plan, as amended and restated, the aggregate amount of current awards, and the amount of awards believed necessary to attract and retain qualified management. All stock-based awards vest over time as a means to encourage the recipient to remain in service with us.

Stock Options

Substantially all stock options granted to key employees have a ten-year term and vest in equal annual installments over a period of three years from the date of grant but the Committee will consider other vesting schedules, as appropriate. Stock option award levels are determined based on external market data and internal fairness considerations and vary among participants based on their positions within the Company. The option exercise price is the closing price on the date of grant. We grant stock options as an incentive for our executives to create stockholder value by encouraging a culture of ownership at the Company. For an executive to receive value from a stock option, the stock price must increase from the time of grant to the time of exercise.

We have not re-priced or replaced options in response to declining stock prices.

Restricted Stock and Restricted Stock Units

Awards of shares of restricted stock or restricted stock units are granted to key employees based on similar criteria as stock option grants. These whole-share awards generally vest in equal annual amounts over a three-year period from the date of grant, but the Committee has provided for other vesting schedules, as appropriate. Restricted stock and awards of restricted stock units encourage executives to not only create stockholder value, but also to preserve value. In other words, restricted stock has both upside potential and downside risk. We believe that whole-share awards such as restricted stock grants provide a balance with stock options and further align the interests of management and stockholders.

CEO Equity Awards

In 2009, the Company awarded Mr. Dyer a combination of stock options and performance shares. The stock option grant covered a three year period and consisted of 600,000 options. Of the total number of options awarded to Mr. Dyer, 200,000 options have an exercise price equal to 100% of the closing price of the Company’s stock on the grant date, another 200,000 options have an exercise price equal to 125% of the closing price of the Company’s stock on the grant date, and the remaining 200,000 options have an exercise price equal to 150% of the closing price of the Company’s stock on the grant date. The performance share grant provided Mr. Dyer with the opportunity to earn between 0 and 133,333 shares (with a target of 100,000 shares) based on the achievement of the 2009 RONA goals in our 2009 Bonus Plan. Any shares earned under the performance share grant would vest three years from the date of grant. Based on our RONA performance in 2009, Mr. Dyer earned 133,333 of the performance shares, which will vest in March 2012, contingent on Mr. Dyer’s continued employment through that date.

Granting of Equity Awards

The Company has adopted a Policy on Granting Equity Awards. The complete Policy is available under the Corporate Governance tab at www.chicosfas.com. This Policy is designed to provide some measure of assurance that grant awards are not being manipulated to result in a price that is unreasonably favorable to the recipients of the grants. Since fiscal 2007, the annual equity grant date for all officers has been the date on which the trading window period first opens following the public release of year end earnings. This grant date is generally in late February or early March and is established by us well in advance. Because the Committee does not generally meet on this date, the Committee authorizes the grants at its meeting first preceding the grant date, usually several weeks in advance, specifying an effective prospective grant date consistent with this policy. The exercise price for stock options is generally the closing price on the specified grant date, but in no event less than the closing date price. This grant date is driven by two principal considerations:

•	It coincides with our fiscal-year-based performance management cycle, allowing supervisors to deliver the equity awards close in time to performance appraisals, which tends to increase the impact of the awards by strengthening the link between pay and performance.

•	It occurs after release of year end earnings, so that the stock price at that time can reasonably be expected to fairly represent the market’s collective view of our then-current results and prospects.

The Company also makes promotional, new hire, and out-of-cycle equity awards to executives. The grant date for such awards is the date on which the trading window opens following the date of promotion or hire. The exercise price for stock options is generally the closing price on the grant date, but in no event less than the closing date price.

In fiscal 2008, the Committee and the former CEO became increasingly concerned about the adverse effect that the Company’s declining stock price was having on the value of its long-term incentive program. Specifically, the Committee and the former CEO were concerned about the large number of outstanding stock options that were “under water,” meaning that the exercise price was higher than our current share price, and the significant decrease in the grant date value of the Company’s long-term incentive compensation program. Historically, grant guidelines have been set at a fixed number of shares, which were not adjusted for changes in our stock price. As a result, the grant date value of the February 2008 annual grant was approximately 33% lower than the 2007 annual grant, which, in turn, was approximately 50% lower in value than the 2006 grant. Moreover, the deteriorating macro economic environment and the associated drop in consumer spending, the loss of investor confidence in the retail sector, and the likelihood that an economic rebound may take substantial time made the Committee and former CEO concerned that the Company’s share price was unlikely to rebound significantly in the near to mid term.

The Committee was concerned that the large number of under water options, combined with the significantly lowered grant date value of its long-term incentive compensation program could put the Company at risk of losing many of its key executives to the Company’s competitors. As a result, in November 2008, the Committee awarded eligible associates, excluding the CEO, with a grant of stock options and restricted stock equal to three times the number of shares outlined in our normal grant guidelines, in lieu of the annual grant in the first quarter of fiscal 2009. The Committee believes that its strategy was effective and affordable. The Company did not experience the voluntary loss of any key executives despite not paying any bonuses or salary increases and the compensation cost of the “early annual” grant for 2009 was less than the February 2008 grant, even though three times the number of shares were awarded.

In fiscal 2009, (i) a total of 1,119,850 stock options were granted to our employees and non-employee directors, including 880,000 stock options that were awarded to executive officers and (ii) a total of 358,976 shares of restricted stock (including 100,000 shares constituting Mr. Dyer’s performance awards) were awarded to our employees and non-employee directors including 176,667 shares of restricted stock that were awarded to executive officers.

Retirement and Welfare Benefits

401(k) Plan

In 1992, the Company adopted a profit sharing plan to provide a means for all eligible employees at all levels of the Company to share in our profits and accumulate retirement savings. Effective January 1, 1999, we incorporated a 401(k) feature into our profit sharing plan as a further means for all eligible employees at all levels of the Company to accumulate retirement savings. Under the 401(k) aspect of the plan, eligible employees can elect to defer up to 100% of their respective compensation, subject to certain statutory limitations, and have it contributed to the plan. The Company has elected to match employee contributions at 50% on the first 6% of the employees’ contributions and can elect to make additional contributions over and above the mandatory match, based on the amount it deems appropriate in light of our operating results for any given year. During the fiscal year ended January 31, 2010, our aggregate matching contributions, including both mandatory and additional matching contributions, were approximately $2.4 million, of which approximately $34,000 was contributed for the benefit of our executive officers.

Employee Stock Purchase Plan

In 2002, the Company adopted a stock purchase plan (replacing our 1993 employee stock purchase plan) to continue to provide all eligible employees at all levels an opportunity to become stockholders of the Company. As an inducement, eligible employees may purchase shares up to 400 shares of stock in the Company semiannually during specified periods at a 15% discount to the value of the stock. This plan was amended and restated in 2004 to address certain technical amendments. The executive officers are eligible to participate in this stock purchase plan.

Health and Welfare Benefits

Our executive officers are also eligible to participate in the health and dental coverage, life insurance, paid time off, and other programs that are generally available to all of our employees.

Perquisites and Other Benefits

We do not provide significant perquisites or personal benefits to executive officers. We do offer to pay for an annual physical examination and offer supplemental disability income insurance for certain officers, including all NEOs. The costs of the annual physical and supplemental disability income insurance are immaterial and we believe the Company benefits from these perquisites. The annual physical helps to mitigate the risk of losing the services of a member of senior management due to otherwise undetected health issues. The Company believes that the financial security provided to executives through the supplemental disability income insurance is a good investment because it provides a useful tool in the retention of top talent. We value perquisites at their incremental cost to us in accordance with SEC regulations, and the NEOs are allowed to reimburse us for such perquisites at their incremental cost to us to the extent that limitations on personal use are exceeded. These amounts, if applicable, are reflected in the Summary Compensation Table on page 43.

Deferred Compensation Plan

The Company has adopted two nonqualified plans that permit executive officers to defer current compensation, on a tax-deferred basis, for long term or retirement savings, one of which relates to deferrals made through December 31, 2004 and related earnings and the other of which relates to deferrals since January 1, 2005 and related earnings. Pursuant to the deferred compensation plans, participants have been allowed to defer all or a portion of their qualifying compensation. Under each plan, a book account is then maintained for each such executive officer in which there is an accounting of the amount of compensation deferred and deemed earnings on those amounts based upon the participant’s selection of various available investment options. The Company has not made any matching funds or other contribution to any participant’s account. In accordance with the terms of each of the plans, the deferral must be placed in a “rabbi” trust. This trust arrangement offers a degree of assurance for ultimate payment of benefits without causing constructive receipt of the deferral or earnings thereon for income tax purposes. The assets in the trust remain subject to the claims of our creditors and are not the property of the executive officer unless there is a change in control. This provides further incentive to the executive officer to drive future performance.

Section 409A of the Internal Revenue Code (the “Code”) imposes restrictions on the funding of, distributions made under, and elections to participate in, nonqualified deferred compensation arrangements. Although we believe that we are operating in compliance with the statutory provisions relating to Section 409A that are currently effective and have made appropriate modifications to the applicable plan, the statute and its regulations are complex and subject to further interpretation and uncertainty. Thus, it is possible that we will have to make additional adjustments to our nonqualified deferred compensation arrangements to comply with the applicable rules as further interpretations are issued.

Severance and Change in Control Benefits

Certain of the executive officers have employment letter agreements that provide for severance benefits in connection with certain employment terminations, with separate provisions that would govern a severance associated with a change in control. In particular, these contractual severance benefits are extended to the following current named executive officers: David F. Dyer, the Chief Executive Officer and Jeffrey A. Jones, Chief Operating Officer. The principal terms of Mr. Dyer’s and Mr. Jones’ employment agreement and the related severance benefits are described beginning on page 50 of this proxy statement.

In fiscal 2007, the Committee, based on research and experience, concluded that the Company must offer reasonable severance benefits to all officers in order to attract and retain highly skilled management talent. Many other retailers offer comparable severance benefits.

As a result, the Company adopted an officer severance plan. This plan, which applied to all officers (other than those officers who had a superseding individual agreement), sets forth the severance benefits for which such officers are eligible upon the occurrence of certain termination of employment events. In fiscal 2008, the Company amended the severance plan to provide for a Vice President Severance Plan and an Executive Severance Plan to recognize the difference in the requirements of the Company’s junior and senior officers. Each plan was subsequently amended, in January 2009, to provide for a one-time enhanced benefit, providing for one extra month of severance for those officers who were separated from the Company as part of the Company’s 11% reduction in its headquarters workforce. Once the reduction in workforce was completed, the severance benefits automatically returned to their original levels. The plans are on file with the Securities and Exchange Commission, as required, and their material terms are summarized on page 52 of this proxy statement.

Tally Sheets

With respect to fiscal 2009 compensation, the Committee utilized a tally sheet of all compensation and maximum potential payouts when approving compensation matters. Through the use of such tally sheets, the Committee reviewed all components of the compensation of our CEO, CFO, and other NEOs, including base salary and annual cash incentive compensation as well as long term equity based incentive compensation and accumulated realized and unrealized equity award gains.

Other Matters

Share Retention Guidelines; Hedging Prohibition

The Company has adopted stock ownership guidelines for all officers and directors, including the NEOs. Compliance with the ownership guidelines are reviewed regularly by the Committee. The current guidelines include: (i) CEO — ownership equal to three times the prior year’s salary; (ii) other covered officers — ownership equal to one to two times prior year’s salary; and (iii) non-employee directors — ownership equal to three times the base annual retainer.

Shares counted toward this requirement are based on shares owned outright as well as shares otherwise beneficially owned by such officer or director (as beneficial ownership is defined by the SEC’s rules and regulations) and the value of the gain on vested but unexercised in-the-money options as determined based on a closing price as of a set date. Unvested restricted shares and unvested options awarded under our stock incentive plan are not counted for these purposes. Officers and directors are not permitted to hedge their economic exposures to the Company stock that they own.

Through fiscal 2007, the guidelines provided for a three year period to satisfy the guidelines, either from the date the policy was adopted in October 2005, or the date of appointment to a qualifying position, whichever is later. The guidelines were amended in fiscal 2008 to eliminate the established timeframes to meet the guidelines and to implement a retention ratio. The retention ratio requires officers and directors to retain and hold on a net after tax basis at least 25% of shares obtained as a result of a stock option exercise or the vesting of restricted shares until such time as the officer or director is in compliance with the guidelines.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code prohibits publicly held companies, such as us, from deducting certain compensation to any one NEO, other than the CFO, in excess of $1,000,000 during the tax year. However, Section 162(m) provides that, to the extent that compensation is based on the attainment of performance goals set by the Committee pursuant to plans approved by our stockholders, the compensation is not included for purposes of arriving at the $1,000,000.

As referenced on page 22 of this proxy, the Company is seeking to have our cash incentive bonus plan approved by our stockholders. For 2010, any annual cash incentive bonuses earned by the NEOs will be paid out as provided for under the shareholder approved Amended and Restated Chico’s FAS 2002 Omnibus Stock and Incentive Plan.

Compensation realized from stock options granted under the Amended and Restated Chico’s FAS 2002 Omnibus Stock and Incentive Plan qualifies for the performance-based exemption under Section 162(m), and is, therefore, deductible. Compensation realized from time-based vesting restricted stock grants, however, does not qualify for such an exemption. Thus, to the extent taxable compensation from cash and equity awards in combination with salaries and certain other compensation elements for any NEO exceeds $1,000,000, such compensation will not be deductible.

The Company is permitted to and reserves the right to pay other amounts that are not tax deductible to meet the design goals of our executive compensation program. In any event, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

Fiscal 2010 Compensation Framework

For fiscal 2010, the Company implemented the following changes in compensation arrangements for its executive officers.

Company officers did not receive annual salary increases in 2010 because comparative data indicated that officer salaries were at or above the targeted 50th percentile. This is the second straight year that officers have not received an annual salary increase. A few officers have, however, received promotional or equity adjustments to their base salaries to bring them in line with targeted salary levels.

The Company awarded its Brand Presidents and Executive Vice Presidents performance-based restricted stock units in 2010. Participants in this award are eligible to earn from 0 up to a targeted number of shares, contingent upon the achievement of the Company’s earning $1.00 per diluted share in fiscal 2011. The exact number of shares earned, if any, is dependent on the level of achievement of the stated performance measure within the stated period. Any shares earned based on the achievement of such goals will vest two years from the date of grant.

The Company also awarded Mr. Dyer 100,000 performance shares of the Company’s stock in February 2010. The structure of this award is similar to the structure of Mr. Dyer’s 2009 performance share award. Under the 2010 performance share award, Mr. Dyer is eligible to earn from 0 to 133,333 shares, with a target of 100,000 shares, contingent upon the achievement of the RONA goals consistent with the Company’s 2010 Bonus Plan. In fiscal 2010, the exact number of shares earned, if any, is dependent on the level of achievement of the performance measures and goals over the stated period. Any shares earned based on the achievement of such goals will vest two years from the date of grant, contingent on Mr. Dyer’s continued employment through that date. Mr. Dyer did not receive any additional stock options in 2010.

The performance shares grants were made because they create incentives for operational excellence as well as shareholder value creation. They also increase alignment of the executives’ and shareholders’ interests, and are consistent with the Company’s philosophy that executive compensation should be tied to Company performance.

Otherwise, all compensation programs are largely unchanged from fiscal 2009.

Summary Compensation Table

The following table includes information concerning compensation for fiscal years 2007, 2008 and 2009 in reference to the NEOs, which includes the Company’s principal executive officer during fiscal year 2009, the Company’s principal financial officer, and the three most highly compensated executive officers of the Company other than the principal executive officer and the principal financial officer. A description of the material terms of the employment agreements for each of the NEOs, including a description of potential post employment payments, appears below under the headings “Employment Agreements for Named Executive Officers” and “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”

							Change in
							Pension
							Value
						Non-Equity	and
						Incentive	Nonqualified
				Stock	Option	Plan	Deferred
	Fiscal		Bonus	Awards	Awards	Compen-	Compensation	All Other
Name and Principal	Year	Salary	(1) (2)	(3) (5)	(4) (5)	sation (6)	Earnings	Compensation
Position	Ended	(1) ($)	($)	($)	($)	($)	($)	(7) ($)	Total ($)

David F. Dyer	01/30/2010	950,000	-	431,000	1,186,701	1,662,500	-	24,104	4,254,305
President and Chief	01/31/2009	65,769	-	-	-	-	-	-	65,769
Executive Officer
Kent A. Kleeberger	01/30/2010	550,000	-	-	-	770,000	-	8,447	1,328,447
Executive Vice	01/31/2009	550,000	165,000	104,269	138,198	-	-	54,867	1,012,334
President- Chief	02/02/2008	99,424	282,500	262,250	168,967	-	-	13,596	826,737
Financial Officer and
Treasurer
Donna M. Colaco	01/30/2010	625,000	-	-	-	875,000	-	7,367	1,507,367
Brand President-White	01/31/2009	625,000	186,250	156,400	207,296	-	-	18,286	1,193,232
House | Black Market	02/02/2008	300,000	125,000	148,600	180,254	180,000	-	16,718	950,572
Cynthia S. Murray	01/30/2010	565,385	100,000	129,300	220,787	791,538		56,585	1,863,595
Brand President- Chico’s
Jeffrey A. Jones	01/30/2010	518,269	-	86,200	176,629	725,577		24,572	1,531,247
Executive Vice President, Chief Operating Officer

(1)	Mr. Kleeberger and Ms. Colaco contributed a portion of his or her compensation to the Company’s 401(k) savings plan.

(2)	The amounts in this column consist of discretionary bonuses awarded (including sign-on bonuses in the case of Ms. Murray in fiscal 2009 and Mr. Kleeberger and Ms. Colaco in fiscal 2007), which were linked to an assessment of the individual executive officer’s performance, responsibilities and expected future contribution. The manner in which discretionary bonuses are determined and awarded is discussed in the Compensation Discussion and Analysis under the heading “Annual Cash Incentive Bonuses.” The particular discretionary bonuses were accrued as an expense in the respective fiscal year, even though such discretionary bonuses were computed and actually paid following the end of the respective fiscal year. The amounts for Mr. Kleeberger and Ms. Colaco reflect guaranteed bonus payments in the amounts of $165,000 and $186,250, respectively for fiscal 2008.

(3)	The amounts included in the “Stock Awards” column for fiscal 2009, fiscal 2008, and fiscal 2007 represent the aggregate grant date fair value of restricted stock and performance-based shares granted in each year presented in the table (excluding any estimated amount for forfeitures related to service-based vesting conditions) in accordance with authoritative guidance. For Mr. Dyer, the amount represents a performance-based award with a target of 100,000 shares and which was eligible for up to an additional 33,333 shares contingent on certain company-specific performance measures. Based on the Company’s performance in fiscal 2009, Mr. Dyer earned 133,333 shares, the maximum number of shares possible under this award which is valued for purposes of this table at $574,665. For a discussion of the valuation of stock awards including Mr. Dyer’s performance-based stock award, see Note 12 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended January 30, 2010 (fiscal 2009). See the Grants of Plan-Based Awards Table for information on restricted stock granted in fiscal 2009. The amounts included in the “Stock Awards” column for fiscal 2009 assume all service conditions will be met and reflect the actual value that will be recognized by the NEOs as the shares vest during current and future years and does not correspond to the Company’s accounting expense for these awards.

(4)	The amounts included in the “Option Awards” column for fiscal 2009, fiscal 2008, and fiscal 2007 represent the aggregate grant date fair value of stock options granted in each year presented in the table (excluding any estimated amount for forfeitures related to service-based vesting conditions) in accordance with authoritative guidance. For a discussion of valuation assumptions, see Note 12 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended January 30, 2010 (fiscal 2009). See the Grants of Plan-Based Awards Table for information on options granted in fiscal 2009. The amounts included in the “Option Awards” column for fiscal 2009 assume all service conditions will be met and reflect the actual value that will be recognized by the NEOs as the shares vest during current and future years and does not correspond to the Company’s accounting expense for these awards.

(5)	The actual amounts that the NEOs will be able to realize from these equity awards will depend on a number of factors including the Company’s actual operating performance, stock price fluctuations, the vesting terms of the award and the NEO’s continued employment.

(6)	The amounts in this column consist of annual incentive bonus payments for each of the NEOs earned based on company performance in fiscal 2009, fiscal 2008 and fiscal 2007. See “Compensation Discussion and Analysis — Annual Cash Incentive Bonuses.” Amounts earned with respect to the respective fiscal year are accrued as expenses in such fiscal year, even though a portion of such bonuses were computed and paid following the end of the respective fiscal year.

(7)	The amounts in this column consist the Company’s matching contributions to its 401(k) savings plan on behalf of the NEOs, group term life insurance premiums paid by the Company on behalf of the NEOs, expenses related to the Company’s executive wellness program, and relocation expenses during the fiscal year, if applicable.

For Ms. Murray, of the $56,585 included in this column for 2009, $55,343 related to relocation expenses. For Mr. Kleeberger, of the $54,867 included in this column for fiscal 2008, $52,545 related to relocation expenses.

Fiscal Year Grants of Plan Based Awards

The following table sets forth certain information with respect to the equity and non-equity awards granted during or for the fiscal year ended January 30, 2010 to each of our executive officers listed in the Summary Compensation Table.

									All Other	All other
									Stock	Option
									Awards:	Awards:	Exercise	Grant Date
			Estimated Future Payouts			Estimated Future Payouts			Number of	Number	or Base	Fair Value
			Under Non-Equity			Under Equity			Shares of	of Securities	Price of	of Stock
		Compensation	Incentive Plan Awards(1)(2)			Incentive Plan Awards(3)			Stock or	Underlying	Option	and Option
		Committee Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
	Grant Date	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	(#) (4)	($/Sh)	($)(5)

David F. Dyer	N/A	N/A	237,500	950,000	1,662,500

	March 4, 2009	January 7, 2009				25,000	100,000	133,333				431,000

	March 4, 2009	January 7, 2009								200,000	4.31	441,573

	March 4, 2009	January 7, 2009								200,000	5.39	392,543

	March 4, 2009	January 7, 2009								200,000	6.47	352,585

Kent A. Kleeberger	N/A	N/A	110,000	440,000	770,000

Donna M. Colaco	N/A	N/A	125,000	500,000	875,000

Cynthia S. Murray	N/A	N/A	113,077	452,308	791,538

	March 4, 2009	January 27, 2009							30,000			129,300

	March 4, 2009	January 27, 2009								100,000	4.31	220,787

Jeffrey A. Jones	N/A	N/A	103,654	414,615	725,577

	March 4, 2009	February 23, 2009							20,000			86,200

	March 4, 2009	February 23, 2009								80,000	4.31	176,629

(1)	These columns show the range of aggregate payouts targeted for fiscal 2009 performance under the Chico’s FAS, Inc. Cash Bonus Incentive Plan as described in the section titled “Annual Cash Incentive Bonuses” in the Compensation Discussion and Analysis. The Threshold amount represents the aggregate amount that would have been payable to the executive officer if the Company were to have achieved just the minimum performance level for each of the performance measures applicable to the particular executive officer for the fiscal year. The Target amount represents the amount that would have been payable to the executive officer if the Company were to have achieved the targeted performance level for each of the performance measures applicable to the particular executive officer for the fiscal year. The Maximum amount represents the amount that would have been payable to the executive officer if the Company were to have achieved the maximum performance level for each of the performance measures applicable to the particular executive officer for the fiscal year. The actual cash incentive bonus payments for fiscal 2009 performance paid pursuant to the Cash Bonus Incentive Plan were computed and paid based on the extent to which each NEO achieved the respective performance measure targets established for that officer, as more particularly described in the section titled “Annual Cash Incentive Bonuses” in the Compensation Discussion and Analysis and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	Each NEO earned the maximum amount listed in the table under the Company’s Cash Bonus Incentive Plan during fiscal 2009.

(3)	Restricted stock granted under the Omnibus Plan is described in the Outstanding Equity Awards at Fiscal Year-End Table below. The restricted stock granted to Ms. Murray in fiscal 2009 vests annually in equal thirds beginning on the first anniversary of the date of grant while the restricted stock granted to Mr. Jones vests 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant. Mr. Dyer’s award was a performance-based stock award granted in fiscal 2009 whereby Mr. Dyer was eligible to receive from 0-133,333, with a target of 100,000 shares contingent upon the achievement of certain company-specific performance measures over the one-year period ended January 30, 2010. Based on the Company’s performance in fiscal 2009, it was determined that Mr. Dyer earned 133,333 shares, the maximum number of shares possible under this award. The 133,333 shares will vest on March 4, 2012, contingent on Mr. Dyer’s continued employment through that date. With the exception of Mr. Dyer, restricted stock awards have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement, and change in control). However, restricted stock has an implicit performance criterion because the higher the Company’s stock price, the greater the value of the restricted stock award.

(4)	Stock options granted under the Omnibus Plan are described in the Outstanding Equity Awards at Fiscal Year-End Table below. The stock options granted to the NEOs in fiscal 2009 have a 10-year term and vest annually in equal thirds beginning on the first anniversary of the date of grant, except for the options granted to Mr. Jones, which vests 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant. In addition, Mr. Dyer’s three separate awards totaling 600,000 stock options have a 7-year term. Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement, and change in control). However, options have an implicit performance criterion because the options have no value to the executive unless and until the Company’s stock price exceeds the exercise price.

(5)	The amounts in this column represent the full aggregate grant date fair value of each award, computed in accordance with accounting guidance. For a discussion of the valuation of stock awards and valuation assumptions for option awards, see Note 12 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended January 30, 2010 (fiscal 2009).

Outstanding Equity Awards at Fiscal Year End

The following table outlines outstanding long-term equity-based incentive compensation awards for the executive officers listed in the Summary Compensation Table as of January 30, 2010. Each outstanding award is shown separately. The vesting schedule for each award is described in the footnotes to this table.

						Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
	Option Awards							Plan	Market or
			Equity					Awards:	Payout
			Incentive Plan					Number of	Value of
			Awards:			Number of	Market	Unearned	Unearned
			Number of			Shares or	Value of	Shares,	Shares,
	Number of	Number of	Securities			Units of	Shares or	Units	Units or
	Securities	Securities	Underlying			Stock That	Units of	or Other	Other
	Underlying	Underlying	Unexercised	Option	Option	Have Not	Stock That	Rights That	Rights That
	Unexercised	Unexercised	Unearned	Exercise	Expiration	Vested (#)	Have Not	Have Not	Have Not
	Options (#)	Options (#) (1)	Options (#)	Price ($)	Date	(2)	Vested($)	Vested (#)	Vested ($)
Name	Exercisable	Unexercisable

David F. Dyer	6,666	3,334		20.17	3/5/2017	834	10,650
	6,666	3,334		24.58	6/26/2017	100,000	1,277,000
		200,000		4.31	3/4/2016
		200,000		5.39	3/4/2016
		200,000		6.47	3/4/2016
Kent A. Kleeberger	26,666	13,334		10.49	12/7/2017	8,334	106,425
	6,666	13,334		7.42	3/7/2018	4,445	56,763
	20,000	40,000		2.74	11/26/2018	13,334	170,275
Donna M. Colaco	20,000	10,000		14.86	9/7/2017	3,334	42,575
	10,000	20,000		7.42	3/7/2018	6,667	85,138
	30,000	60,000		2.74	11/26/2018	20,000	255,400
Cynthia S. Murray		100,000		4.31	3/4/2019	30,000	383,100
Jeffrey A. Jones		80,000		4.31	3/4/2019	20,000	255,400

(1)	All options listed above vest at a rate of 33 1/3% per year over the first three years of the option term, beginning on the one year anniversary of the date of grant, with the exception of Mr. Jones’ 80,000 options, which vest at a rate of 50% each year.

(2)	All awards represent awards of restricted stock with the exception of Mr. Dyer’s 100,000 shares which are performance-based shares. The additional 33,333 shares earned by Mr. Dyer as a result of the Company’s performance in fiscal 2009 were issued in early fiscal 2010. All restricted stock vests at the rate of 33 1/3% per year beginning on the one year anniversary of the date of grant with the exception of Mr. Jones’ 20,000 shares which vest 50% per year over a two-year term. The 133,333 shares earned by Mr. Dyer will vest on March 4, 2012, contingent on Mr. Dyer’s continued employment through that date.

Fiscal Year Options Exercised and Stock Vested

The following table sets forth stock options exercised and restricted stock vested during the fiscal year ended January 30, 2010 with respect to the executive officers listed in the Summary Compensation Table. The dollar figures in the table below reflect the value on the exercise date for Option Awards and the vesting date for Stock Awards.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares Acquired	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	on Vesting (#)	Vesting ($)

David F. Dyer(1)	-	-	10,833	94,482
Kent A. Kleeberger(2)	-	-	17,221	223,124
Donna M. Colaco(3)	-	-	16,666	203,928
Cynthia S. Murray	-	-	-	-
Jeffrey A. Jones	-	-	-	-

(1)	Mr. Dyer did not exercise any stock options during the fiscal year ended January 30, 2010. On March 9, 2009, 833 of the restricted shares he held, which were granted in respect of his service as a non-employee director, vested, with a market price of $4.18 on that date. Additionally, on June 26, 2009, 10,000 of the restricted shares he held, which were also granted in respect of his service as a non-employee director, vested, with a market price of $9.10 on that date.

(2)	Mr. Kleeberger did not exercise any stock options during the fiscal year ended January 30, 2010. On March 7, 2009, 2,222 of the restricted shares he held vested, with a market price of $4.18 on that date. On November 26, 2009, 6,666 of the restricted shares he held vested, with a market price of $14.74 on that date. On December 7, 2009, 8,333 of the restricted shares he held vested, with a market price of $13.87 on that date.

(3)	Ms. Colaco did not exercise any stock options during the fiscal year ended January 30, 2010. On March 7, 2009, 3,333 of the restricted shares she held vested, with a market price of $4.18 on that date. On September 7, 2009, 3,333 of the restricted shares she held vested, of which 882 shares were sold to satisfy tax withholding obligations, with a market price of $12.78 on that date. On November 26, 2009, 10,000 of the restricted shares she held vested, of which 2,645 shares were sold to satisfy tax withholding obligations, with a market price of $14.74 on that date.

Fiscal Year Retirement Benefits

The Company does not maintain any pension benefit plan for any of its employees, including for any of the NEOs. Thus, there are no accumulated pension benefits for any of its NEOs. The only funded retirement benefits that are provided for the Company’s NEOs are those accruing as a result of contributions made under the Company’s 401(k)/profit sharing plan.

Fiscal Year Nonqualified Deferred Compensation

As described on page 39, the Company maintains two separate nonqualified deferred compensation plans. None of our NEOs participated in our Deferred Compensation Plan in fiscal 2009 and none have elected to participate in our Deferred Compensation Plan in fiscal 2010.

Employment Agreements for Named Executive Officers

David F. Dyer.  Mr. Dyer, who currently serves as President and Chief Executive Officer, is subject to an at-will employment offer letter dated January 7, 2009, as amended March 5, 2009. The offer letter contemplates an annual base salary and certain other benefits. Mr. Dyer’s current base salary is $950,000 and is subject to further increases as set from time to time by the Board of Directors. Mr. Dyer is also eligible for an annual bonus under the Company’s Cash Bonus Incentive Plan. In particular, for fiscal

2010, Mr. Dyer’s aggregate annual cash bonus, to the extent earned, has a minimum bonus equal to 25% of his base salary, a target bonus equal to 100% of his base salary and a maximum bonus equal to 175% of his base salary. In March 2009 and again in February 2010, Mr. Dyer was awarded certain performance shares. Each performance share award sets the target number of shares at 100,000 shares (with a maximum of 133,333 shares and a minimum of zero shares) and the opportunity to earn the performance shares is contingent upon the achievement of return on net assets performance measures and goals over a one year period, with vesting and payment occurring on March 4, 2012 (subject to continued service). With respect to the performance share grant in fiscal 2009, Mr. Dyer earned the maximum number of shares totaling 133,333 due to the Company, having achieved in excess of 5.6% return on net assets (the actual return on net assets was 13.8%). With respect to the performance share grant for fiscal 2010, the grant sets the target number of shares at 100,000 (with a maximum of 133,333 shares and a minimum of zero shares) contingent upon the achievement of return on net assets performance measures over a one year period. The percentage of the target number of performance shares that Mr. Dyer will be eligible to earn, subject to his continued employment, is to be determined pursuant to the following table, based upon the Company’s fiscal 2010 return on net assets exceeding the specified percentage thresholds:

Fiscal 2010
Return on Net Assets	Percentage of Target

≥ 21.3%	133%
≥ 21.1%	125%
≥ 20.6%	100%
≥ 18.6%	75%
≥ 16.5%	50%
≥ 14.5%	25%
< 14.5%	0%

Mr. Dyer also is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.

The employment offer letter also provides for certain restrictive covenants which, if violated, can result in immediate forfeiture of any unvested equity grants and the cancellation of all then outstanding option grants and claw-back of any option exercises occurring in the 6 months prior to such violation. Forfeiture of equity grants and option gains may also be triggered in the event grounds for a “cause” termination are uncovered during a severance period.

Mr. Dyer is also a party to a “clawback” agreement with the Company as more fully described on page 36.

A description of potential post employment payments payable to Mr. Dyer appears below under the heading “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”

Kent A. Kleeberger.  Mr. Kleeberger, who currently serves as Executive Vice President-Chief Financial Officer and Treasurer, is subject to an at-will employment offer letter dated October 8, 2007. The offer letter contemplates an annual base salary and certain other benefits. Mr. Kleeberger’s current base salary is $550,000 and is subject to further increases as set from time to time by the Board of Directors. Mr. Kleeberger is also eligible for an annual bonus under the Company’s Cash Bonus Incentive Plan. In particular, for fiscal 2010, Mr. Kleeberger’s aggregate annual cash bonus, to the extent earned, has a minimum bonus equal to 20% of his base salary, a target bonus equal to 80% of his base salary and a maximum bonus equal to 140% of his base salary. In 2007, consistent with the terms of the offer letter, he received, a sign on bonus, certain relocation benefits and was awarded certain stock options and restricted stock. Mr. Kleeberger also is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers. Pursuant to his offer letter agreement, Mr. Kleeberger was guaranteed and was paid minimum bonuses equal to 60% of salary earned with respect to the Fall 2007 and Spring 2008 bonus periods.

Mr. Kleeberger is a party to a “clawback” agreement with the Company as more fully described on page 36.

A description of potential post employment payments payable to Mr. Kleeberger appears below under the heading “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”

Donna M. Colaco.  Ms. Colaco, who currently serves as Brand President-White House | Black Market, is subject to an at-will employment offer letter dated July 19, 2007. The offer letter contemplates an annual base salary and certain other benefits. Ms. Colaco’s current base salary is $625,000 and is subject to further increases as set from time to time by the Board of Directors. Ms. Colaco is also eligible for an annual bonus under the Company’s Cash Bonus Incentive Plan. In particular, for fiscal 2010, Ms. Colaco’s aggregate annual cash bonus, to the extent earned, has a minimum bonus equal to 20% of her base salary, a target bonus equal to 80% of her base salary and a maximum bonus equal to 140% of her base salary. In 2007, consistent with the terms of the offer letter, she received a sign on bonus, certain relocation benefits and was awarded certain stock options and restricted stock. Ms. Colaco also is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers. Pursuant to her offer letter agreement, Ms. Colaco was guaranteed and was paid minimum bonuses equal to 60% of salary earned with respect to the Fall 2007 and Spring 2008 bonus periods.

A description of potential post employment payments payable to Ms. Colaco appears below under the heading “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”

Cynthia S. Murray.  Ms. Murray, who currently serves as Brand President-Chico’s, is subject to an at-will employment offer letter dated January 29, 2009. The offer letter contemplates an annual base salary and certain other benefits. Ms. Murray’s current base salary is $625,000 and is subject to annual increases as determined from time to time by the Company’s Board of Directors. Ms. Murray is also eligible for an annual bonus under the Company’s Cash Bonus Incentive Plan. In particular, for fiscal 2010, Ms. Murray’s aggregate annual cash bonus, to the extent earned, has a minimum bonus equal to 20% of her base salary, a target bonus equal to 80% of her base salary and a maximum bonus equal to 140% of her base salary. In 2009, consistent with the terms of the offer letter, she received a sign on bonus, certain relocation benefits and was awarded certain stock options and restricted stock. Ms. Murray also is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.

A description of potential post employment payments payable to Ms. Murray appears below under the heading “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”

Jeffrey A. Jones.  Mr. Jones, who currently serves as Executive Vice President-Chief Operating Officer, is subject to an at-will employment offer letter dated February 11, 2009. Pursuant to the letter employment agreement, Mr. Jones’ base salary is $550,000 and is subject to annual increases as determined from time to time by the Company’s Board of Directors. Mr. Jones is also eligible for an annual bonus under the Company’s Cash Bonus Incentive Plan. In particular, for fiscal 2010, Mr. Jones’

aggregate annual cash bonus, to the extent earned, has a minimum bonus equal to 20% of his base salary, a target bonus equal to 80% of his base salary and a maximum bonus equal to 140% of his base salary. In 2009, consistent with the terms of the offer letter, he received certain relocation benefits and was awarded certain stock options and restricted stock. Mr. Jones also is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.

A description of potential post employment payments payable to Mr. Jones appears below under the heading “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”

Potential Payments Upon Termination or Change in Control for Named Executive Officers

The section below describes the payments that may be made to NEOs upon termination of their employment, pursuant to individual agreements or otherwise.

David F. Dyer

Pursuant to his employment letter agreement, if Mr. Dyer’s employment had been terminated by the Company within the first year of his employment without “Cause” (as described below), Mr. Dyer would generally have been entitled to receive, among other benefits, payments equal to the sum of two times his base salary and target bonus, payable in monthly installments over two years, subject to the execution of a general release of claims against the Company. At this point, because Mr. Dyer’s employment continued through the first year anniversary (i.e., January 7, 2010), if Mr. Dyer’s employment by the Company is terminated without Cause, Mr. Dyer would generally be entitled to receive, among other benefits, payments equal to the sum of his base salary and target bonus, payable in monthly installments over one year, subject to the execution of a general release of claims against the Company. Mr. Dyer would also be entitled to receive the following, upon termination of employment by the Company without Cause: (i) pro rata vesting of stock options based on the amount of time worked through the termination date, with each option remaining exercisable for the lesser of three years following termination of employment or expiration of its respective term, (ii) a pro-rated bonus for the applicable bonus period based on actual performance that would otherwise have been payable, payable after year-end results are measured, (iii) a pro-rata number of performance shares based on the shares that would have been earned at the end of the original performance period, pro-rated based on the time worked through the termination date, payable as soon as possible after the end of the performance period, (iv) continued health insurance coverage until age 67, provided that Mr. Dyer pays both the employee and employer portion of premiums post-termination, which benefits expire when and if Mr. Dyer obtains similar benefits from another employer, and (v) all other benefits to be continued for one year post-termination.

In the event of a “Change in Control” (as described below) where Mr. Dyer’s employment is involuntarily terminated without Cause, or where Mr. Dyer voluntary terminates his employment with “Good Reason” (as described below), in either case, within two years of such Change in Control, Mr. Dyer would be entitled to receive, in lieu of the benefits described in the preceding paragraph, among other benefits, an amount equal to the sum of his base salary and the target bonus, payable in a lump sum, subject to the execution of a general release of claims against the Company. In this event, Mr. Dyer would also be entitled to: (i) pro rata vesting of stock options based on the amount of time worked through the termination date, with each option remaining exercisable for the lesser of three years following termination of employment or expiration of its respective term and (ii) vesting of performance shares in full (which occurs on a Change in Control regardless of whether termination of employment occurs) and payment of performance shares within sixty days of termination of employment.

In the event of his termination of employment due to death or permanent disability, Mr. Dyer or his beneficiaries are entitled to the following: (i) payment of all accrued but unpaid compensation; (ii) a pro-rata vesting of stock options based on the amount of time worked through Mr. Dyer’s last date of employment, with Mr. Dyer or his beneficiaries being allowed to exercise any vested options for one year after his death or permanent disability or the remaining term of the options, whichever is less, and (iii) continued health insurance coverage until age 67 (or, in the case of death, until Mr. Dyer would have reached age 67), such benefits to be mitigated by similar benefits provided by any new employer; and (iv) all other benefits continued for one year post-termination.

For purposes of Mr. Dyer’s employment letter agreement, the term “Cause” means the occurrence of any of the following: (i) Mr. Dyer’s being convicted of, or entering a plea of no contest to, any felony; (ii) Mr. Dyer’s being convicted of, or entering a plea of no contest to, any crime related to his employment by the Company, but specifically excluding traffic offenses; (iii) Mr. Dyer’s continued willful neglect of, refusal to perform, or gross negligence concerning, his duties, or engaging in willful misconduct in the performance of his duties, which has a material adverse affect on the Company; (iv) Mr. Dyer’s willful failure to take actions that are permitted by law and necessary to implement policies of the Company’s Board of Directors which the Board of Directors has communicated to Mr. Dyer in writing, provided that minutes of a Board of Directors meeting that are provided to or made available to Mr. Dyer shall be deemed communicated to Mr. Dyer; (v) Mr. Dyer’s material breach of the terms of his employment letter agreement; or (vi) drug or alcohol abuse by Mr. Dyer, but only to the extent that such abuse has an obvious and material adverse affect on the Company or on the performance of Mr. Dyer’s duties and responsibilities under his employment letter agreement; provided; however, that Cause shall not be found in any of the circumstances set forth above (other than in subparagraph (1) or (2) above or where the basis for the Cause determination is incapable of being cured) unless the relevant act or failure to act is not cured by Mr. Dyer within ten (10) business days after the Company gives him written notice setting out a clear description of the circumstances alleged by the Company to constitute Cause.

For purposes of Mr. Dyer’s employment letter agreement, the term “Good Reason” means the occurrence of any of the following events, unless such events are corrected in all material respects by the Company within 30 days of Mr. Dyer’s written notification to the Company that he intends to terminate his employment for “Good Reason” (provided that such notice is given within 90 days of the initial existence of the condition): (i) any material reduction in Mr. Dyer’s current titles or positions, or a material reduction in Mr. Dyer’s then current duties or responsibilities or (ii) Mr. Dyer’s failure to be re-elected or re-appointed to the Company’s Board of Directors.

For purposes of Mr. Dyer’s employment letter agreement, the term “Change in Control” means (a) any “person” or “group” as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities; (b) during any one-year period, individuals who at the beginning of such period constitute the Board of Directors, and any new director who is elected or nominated by the Board by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the one-year period or whose election or nomination was previously so approved, cease to constitute at least a majority of the Board; (c) a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or its ultimate parent outstanding immediately after such merger or consolidation; or (d) the sale or disposition of all or substantially all of the Company’s assets.

If, at the time of his separation from service, Mr. Dyer is a “specified employee,” payments shall be delayed 6 months to the extent necessary to be in compliance with Section 409A of the Internal Revenue Code.

Jeffrey A. Jones

Pursuant to his employment letter agreement, in the event of a “Change in Control” (as described above in the section concerning Mr. Dyer’s employment agreement) where Mr. Jones voluntarily terminates his employment with “Good Reason” (as described below), within two years of such Change in Control, Mr. Jones would be entitled to receive, among other benefits, an amount equal to the sum of his base salary, payable in a lump sum, subject to the execution of a general release of claims against the Company. In this event, Mr. Jones would also be entitled to: (i) pro rata vesting of stock options based on the amount of time worked through the termination date, with each option remaining exercisable for the lesser of one year following termination of employment or expiration of its respective term and (ii) vesting of restricted shares in full with delivery of such shares within sixty days of termination of employment. Other than in the event of a “Change in Control”, Mr. Jones’ employment agreement does not provide for any benefits should Mr. Jones be terminated either voluntarily or involuntarily.

For purposes of Mr. Jones’ employment letter agreement, the term “Good Reason” means the occurrence of any of the following events: (i) any material reduction in Mr. Jones’ current titles or positions, or a material reduction in Mr. Jones’ then current duties or responsibilities or (ii) if Mr. Dyer is no longer employed as Chief Executive Officer of the Company.

If, at the time of his separation from service, Mr. Jones is a “specified employee,” payments shall be delayed 6 months to the extent necessary to be in compliance with Section 409A of the Internal Revenue Code.

Other Named Executive Officers

General

Effective October 1, 2007, the Company put into effect a formal executive severance plan for certain eligible officer employees, including the Company’s NEOs who are not covered by superseding provisions in their respective employment agreements. On March 1, 2008, the Company’s executive severance plan was amended to cover only executive vice presidents and senior vice presidents and, at the same time a separate vice president severance plan was adopted to cover vice presidents not covered by the executive severance plan. The division of the severance plan into two separate plans was largely to limit a “good reason” termination trigger to executive vice presidents and senior vice presidents and to clarify that the officers covered by the vice president severance plan would not be subject to any six month waiting period for the payment of severance benefits. Because the NEOs other than Mr. Dyer, are currently covered by the version of the executive severance plan that was effective as of March 1, 2008, the following description of the executive severance plan is based on the executive severance plan as revised, effective March 1, 2008.

Of the NEOs, Ms. Colaco, Mr. Kleeberger, and Ms. Murray are covered by the executive severance plan. As described above, severance arrangements for Mr. Dyer and Mr. Jones are based on the terms contained in their respective employment agreements. The executive severance plan provides for the payment of certain benefits to certain of the Company’s senior executives, including Ms. Colaco, Mr. Kleeberger, and Ms. Murray, upon terminations of employment from the Company. The purpose of the executive severance plan is to promote uniform treatment of senior executives who are involuntarily terminated other than for “cause” or who terminate for good reason. Furthermore, the executive severance plan provides benefits to senior executives who, following a change in control as defined in the executive severance plan, have not been offered employment comparable to that which the Company provided prior to the change in control.

The executive severance plan provides for the following severance benefits:

•	A cash payment equal to 12 months of the senior executive’s annual base salary.

•	A cash payment equal to the senior executive’s prorated bonus, if earned, for the year in which the termination occurs.

•	Provided that the senior executive properly elects continued health care coverage under applicable law, the Company will fully subsidize the COBRA premium cost for a period of up to 12 months.

•	Reimbursement for documented outplacement assistance expenses incurred during the 12 months following the qualifying termination of employment.

•	Release from any obligation to otherwise repay any sign-on bonus or relocation benefit.

The provision of severance benefits under the executive severance plan is conditioned upon the executive executing an agreement and release which includes, among other things, one-year non-competition and non-solicitation restrictive covenants, a non-disclosure covenant, a non-disparagement covenant as well as a release of claims against the Company. For a terminated executive who falls within the definition of a “specified employee” (as defined in Section 409A of the Internal Revenue Code), no severance payment shall be made before the date which is six months after the date of termination of employment.

Each of Ms. Colaco, Mr. Kleeberger, and Ms. Murray is eligible to receive certain post-employment payments as indicated below in accordance with the Company’s above-described executive severance plan (payment of which is conditioned upon entry into the above described letter agreement and release under the executive severance plan) and, in certain cases, under the Omnibus Plan.

Potential Payments Upon Termination

The following table shows the potential payments upon termination for our NEOs as if the respective termination events had occurred on January 30, 2010:

	Cash	Equity	Health	Other	Excise Tax
Name and Termination Scenarios	Severance (1)	(2)	Benefits (3)	Benefits (4)	Gross Up	Total

David F. Dyer
w/o Good Reason (Voluntary)	-	-	-	-	N/A	-
w/ Good Reason (Voluntary)	-	-	-	-	N/A	-
For Good Cause (Involuntary)	-	-	-	-	N/A	-
Death or Disability (Involuntary)	-	6,141,313	-	-	N/A	6,141,313
w/o Good Cause (Involuntary)	3,562,500	2,047,104	-	23,000	N/A	5,632,604
Change in Control	1,900,000	3,189,313	-	23,000	N/A	5,112,313
Donna M. Colaco
w/o Good Reason (Voluntary)	-	-	-	-	N/A	-
w/ Good Reason (Voluntary)	1,500,000	-	11,732	-	N/A	1,511,732
For Good Cause (Involuntary)	-	-	-	-	N/A	-
Death or Disability (Involuntary)	-	1,446,313	-	-	N/A	1,446,313
w/o Good Cause (Involuntary)	1,500,000	-	11,732	23,000	N/A	1,534,732
Change in Control	1,500,000	1,446,313	-	-	N/A	2,946,313
Kent A. Kleeberger
w/o Good Reason (Voluntary)	-	-	-	-	N/A	-
w/ Good Reason (Voluntary)	1,320,000	-	11,881	-	N/A	1,331,881
For Good Cause (Involuntary)	-	-	-	-	N/A	-
Death or Disability (Involuntary)	-	1,133,463	-	-	N/A	1,133,463
w/o Good Cause (Involuntary)	1,320,000	-	11,881	23,000	N/A	1,354,881
Change in Control	1,320,000	1,133,463	-	-	N/A	2,453,463
Cynthia S. Murray
w/o Good Reason (Voluntary)	-	-	-	-	N/A	-
w/ Good Reason (Voluntary)	1,391,538	-	11,881	-	N/A	1,403,419
For Good Cause (Involuntary)	-	-	-	-	N/A	-
Death or Disability (Involuntary)	-	1,229,100	-	-	N/A	1,229,100
w/o Good Cause (Involuntary)	1,391,538	-	11,881	23,000	N/A	1,426,419
Change in Control	1,391,538	1,229,100	-	-	N/A	2,620,638
Jeffrey A. Jones
w/o Good Reason (Voluntary)	-	-	-	-	N/A	-
w/ Good Reason (Voluntary)	-	-	-	-	N/A	-
For Good Cause (Involuntary)	-	-	-	-	N/A	-
Death or Disability (Involuntary)	-	932,200	-	-	N/A	932,200
w/o Good Cause (Involuntary)	-	-	-	-	N/A	-
Change in Control	550,000	932,200	-	-	N/A	1,482,200

(1)	The cash severance associated with any termination other than Change in Control is to be paid as income continuation, but is shown in the aggregate and not as a discounted present value. For Ms. Colaco, Mr, Kleeberger, and Ms. Murray, the cash severance associated with termination includes 12 months of salary and the earned bonus component for fiscal 2009. For Mr. Jones, the cash severance associated with termination following a Change in Control includes 12 months of salary. For Mr. Dyer, if termination of employment occurs not following a Change in Control, Mr. Dyer would also receive, payable in cash at the normal time cash bonuses are paid to other participants in the bonus plan, his bonus in respect of the fiscal year in which employment terminates, as if employment had continued, based on the Company’s performance for such fiscal year. If Mr. Dyer’s termination of employment is associated with a specified termination following a Change in Control, the cash severance would include a bonus amount equal to the target bonus for the applicable year, to be paid in a lump sum.

(2)	Stock option value assumes immediate exercise at $12.77/share at termination, which equals the Company’s stock price at the end of the fiscal year. Equity value for vesting of restricted stock also assumes $12.77/share. In accordance with the Company’s Amended and Restated Chico’s FAS 2002 Omnibus Stock and Incentive Plan, stock options become 100% vested in the event of death, disability or change in control, as these events are defined in the Omnibus Plan. Although restricted stock awards do not automatically vest in the event of death or disability or change in control, the Compensation and Benefits Committee may, in its discretion, decide to accelerate such awards. The Company determined that it was appropriate to include amounts related to the potential accelerated vesting of restricted stock in this table to provide a comprehensive total of payments upon termination for death, disability or change in control.

(3)	Health Benefits represents an estimate using monthly COBRA cost times 12 months, the period of income continuation, but is shown in the aggregate and not as a discounted present value. However, for Mr. Dyer, the amounts in the table are zero based on his employment letter agreement which indicates that the Company will continue health insurance following certain terminations of employment until age 67, provided that Mr. Dyer pays both the employee and employer portion of the premium.

(4)	Constitutes an estimate of maximum outplacement assistance.

Indemnification Agreements

We have entered into indemnification agreements with all of our directors and executive officers under which we have agreed to indemnify such persons against all direct and indirect costs of any type or nature whatsoever (including attorneys’ fees) incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. These persons are indemnified to the fullest extent now or hereafter permitted by the Florida Business Corporation Act. The indemnification agreements also provide for the advancement of expenses to these directors and officers in connection with any such suit or proceeding.

Certain Relationships and Related Party Transactions

Director John Burden’s son-in-law, Adam Hinds, serves as Director-Corporate Services for the Company, with responsibility for overseeing and directing all facilities management activities at the Company’s headquarters facility as well as all non-merchandise purchasing. Mr. Hinds received a base salary of $194,161 and a bonus of $67,956 for his services with the Company during fiscal 2009. No stock options or restricted stock were awarded to Mr. Hinds during fiscal 2009. Also, Mr. Hinds did not exercise any stock options in fiscal 2009.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation and Benefits Committee are John J. Mahoney, Betsy S. Atkins and Andrea M. Weiss. None of the members of the Compensation and Benefits Committee have at any time been an officer or employee of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely on a review of the forms, reports and certificates filed with the Company by the Company’s directors and officers and the holders of more than 10% of the Company’s common stock, all Section 16(a) filing requirements were complied with by such persons during or with respect to the fiscal year ended January 30, 2010, except that Mr. Rhodes, due to an administrative error by the Company, filed one late report relating to a restricted stock award (one transaction not timely reported) and Ms. Gibson, due to an administrative error by the Company, filed one late report relating to a restricted stock award (one transaction not timely reported).

SECURITY OWNERSHIP

The following tables set forth, as of April 16, 2010, the number of shares of the Company’s common stock beneficially owned by (1) each of its directors and nominees to become a director, (2) each NEO as defined under applicable Securities and Exchange Commission rules, (3) all directors and executive officers as a group and (4) each person known to the Company as having beneficial ownership of more than 5% of the Company’s common stock together with such person’s address.

Stock Ownership of Directors and Executive Officers

	Current Beneficial	Shares Subject to	Total Beneficial	Percent
Directors/Executive Officers	Holdings (1)	Options (2)	Ownership (1)	of Class

David F. Dyer	255,833 (3)	216,664	472,497	*
Kent A. Kleeberger	96,276 (4)	59,999	156,275	*
Donna M. Colaco	70,519 (5)	70,000	140,519	*
Cynthia S. Murray	37,355 (6)	33,333	70,688	*
Jeffrey A. Jones	36,667 (7)	40,000	76,667	*
Verna K. Gibson	785,953 (8)	194,266	980,219	*
Ross E. Roeder	150,995 (9)	224,266	375,261	*
John W. Burden, III	61,045 (10)	46,666	107,711	*
Betsy S. Atkins	27,528 (11)	16,666	44,194	*
David F. Walker	30,045 (12)	26,666	56,711	*
John J. Mahoney	51,045 (13)	6,666	57,711	*
Andrea M. Weiss	13,045 (14)	-	13,045	*
All Directors and Executive Officers as a Group (17 persons)	1,847,136	1,613,560	3,460,696	1.9%

*	Less than one percent

(1)	Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held with sole voting and investment power.

(2)	Represents shares that may be acquired currently or within sixty days after April 16, 2010 through the exercise of stock options. The exercise price of options is the market price of Chico’s common stock on the date of grant and is not discounted. Directors and officers realize value from options only when exercised and only to the extent that the price of Chico’s common stock on the exercise date exceeds the price of the common stock on the grant date.

(3)	Includes 133,333 shares owned directly as restricted stock (which vest 100% on March 4, 2012 and which represent a performance-based stock award made on March 4, 2009), and 100,000 shares owned directly as restricted stock (which vest subject to attainment of performance goals for fiscal 2010 and which represent the 100,000 share performance-based stock award made on February 25, 2010).

(4)	Includes 8,334 shares owned directly as restricted stock (which vests 100% on December 7, 2010 and which represent the shares remaining unvested out of a 25,000 share restricted stock grant made on December 7, 2007), 2,223 shares owned directly as restricted stock (which vests 100% on March 7, 2011 and which represent the shares remaining unvested out of a 6,667 share restricted stock grant made on March 7, 2008), and 13,334 shares owned directly as restricted stock (which vest 50% on November 26, 2010 and 50% on November 26, 2011 and which represent the shares remaining unvested out of a 20,000 share restricted stock grant made on November 26, 2008).

(5)	Includes 3,334 shares owned directly as restricted stock (which vests 100% on September 7, 2010 and which represent the shares remaining unvested out of a 10,000 share restricted stock grant made on September 7, 2007), 3,334 shares owned directly as restricted stock (which vests 100% on March 7, 2011 and which represent the shares remaining unvested out of a 10,000 share restricted stock grant made on March 7, 2008), and 20,000 shares owned directly as restricted stock (which vest 50% on November 26, 2010 and 50% on November 26, 2011, and which represent the shares remaining unvested out of a 30,000 share restricted stock grant made on November 26, 2008).

(6)	Includes 20,000 shares owned directly as restricted stock (which vests 50% on March 4, 2011 and 50% on March 4, 2012 and which represent the shares remaining unvested out of a 30,000 share restricted stock grant made on March 4, 2009).

(7)	Includes 10,000 shares owned directly as restricted stock (which vests 100% on March 4, 2011 and which represent the shares remaining unvested out of a 20,000 share restricted stock grant made on March 4, 2009).

(8)	Includes 100,000 shares owned by an Individual Retirement Account, 135,069 shares owned by Ms. Gibson’s husband, 125,000 shares owned by Ms. Gibson’s grantor trusts and 125,000 shares owned by the grantor trusts of Ms. Gibson’s husband. All of the shares owned by said grantor trusts are subject to a pledge in support of a margin account and related line of credit at a brokerage firm. In addition, includes 11,045 shares owned directly as restricted stock (which vest 100% on June 25, 2010 and which represent the 11,045 share restricted stock grant made on June 25, 2009) and 50,000 shares owned directly as restricted stock (which vests 100% on November 19, 2010 and which represents the 50,000 share restricted stock grant made on November 19, 2009). Also includes 6,000 shares held by a trust for the benefit of one grandchild of which Ms. Gibson’s husband is the trustee, 6,000 shares held by a separate trust for the benefit of another grandchild of which Ms. Gibson’s husband is the trustee, 7,970 shares held by a separate trust for the benefit of another grandchild of which Ms. Gibson’s husband is the trustee, and 4,000 shares held by Ms. Gibson’s husband as custodian for another grandchild in a Uniform Transfers to Minors Act (“UTMA”) account. Ms. Gibson disclaims beneficial ownership of the aggregate 23,970 shares held in these trusts for the grandchildren and in the UTMA account.

(9)	Includes 30,000 shares owned by an Individual Retirement Account and 11,045 shares owned directly as restricted stock (which vest 100% on June 25, 2010 and which represent the 11,045 share restricted stock grant made on June 25, 2009).

(10)	Includes 11,045 shares owned directly as restricted stock (which vest 100% on June 25, 2010 and which represent the 11,045 share restricted stock grant made on June 25, 2009).

(11)	Includes 11,045 shares owned directly as restricted stock (which vest 100% on June 25, 2010 and which represent the 11,045 share restricted stock grant made on June 25, 2009).

(12)	Includes 11,045 shares owned directly as restricted stock (which vest 100% on June 25, 2010 and which represent the 11,045 share restricted stock grant made on June 25, 2009).

(13)	Includes 11,045 shares owned directly as restricted stock (which vests 100% on June 25, 2010 and which represents the 11,045 share restricted stock grant made on June 25, 2009).

(14)	Includes 11,045 shares owned directly as restricted stock (which vests 100% on June 25, 2010 and which represents the 11,045 share restricted stock grant made on June 25, 2009). 204 shares directly owned by Ms. Weiss are subject to a pledge in support of a margin account at a brokerage firm.

Stock Ownership of Certain Beneficial Owners

	Amount and Nature of Beneficial	Percent of
Name of Beneficial Owner	Ownership (1)	Class

Columbia Wanger Asset Management, LP. (and a related entity) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	10,663,308 (2)	5.8%
BlackRock, Inc. (and other related entities) 40 East 52nd Street New York, NY 10022	10,267,688 (3)	5.6%
Frontier Capital Management Co., LLC 99 Summer Street Boston, MA 02110	10,208,109 (4)	5.6%

(1)	Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held with sole voting and investment power.

(2)	Based on information contained in Amendment No. 2 of Schedule 13G filed with the SEC on February 9, 2010 by Columbia Wanger Asset Management, L.P (“Columbia”). As reported in such filing, such shares are owned as follows: (i) 10,663,308 shares held by Columbia with respect to which it has sole dispositive power and 10,244,672 shares of which it has sole voting power. Columbia reports that a substantial majority of such shares are held by a business trust that is advised by Columbia.

(3)	Based on information contained in Schedule 13G filed with the SEC on January 20, 2010 (and an amendment thereto filed with the SEC on January 29, 2010) by BlackRock, Inc. As reported in such filing, BlackRock, Inc. has sole dispositive power and sole voting power over all 10,267,688 shares.

(4)	Based on information contained in Schedule 13G filed with the SEC on February 12, 2010 by Frontier Capital Management Co., LLC (“Frontier”). As reported in such filing, Frontier has sole dispositive power and sole voting power over all 10,208,109 shares.

10b5-1 Trading Plans

We permit our officers and directors to adopt trading plans under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, which allows stockholders to establish prearranged written plans to buy or sell shares or exercise stock options in accordance with predetermined formulas. Rule 10b5-1 plans allow stockholders to buy or sell shares of the Company’s common stock according to their plan on a regular basis (for example, weekly or monthly or in accordance with another predetermined formula), regardless of any subsequent nonpublic information they receive. As of May 3, 2010, none of the Company’s stockholders, officers or directors were known by the Company to have adopted and have in effect a Rule 10b5-1 trading plan. However, directors and officers have effectuated and carried out such plans in the past and may adopt such plans in the future.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2011 ANNUAL MEETING

Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the 2011 Annual Meeting of Stockholders and included in the proxy statement for that meeting must be received by management of the Company at its executive offices on or before January 4, 2011.

The Company’s Amended and Restated Articles of Incorporation also require certain advance notice to the Company of any stockholder proposal and of any nominations by stockholders of persons to stand for election as directors at a stockholders’ meeting. Notice of stockholder proposals and of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days’ notice or prior to public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

A stockholder’s notice with respect to a proposal to be brought before the annual meeting must set forth in addition to the matters required to be set forth by the General Rules under the Securities Exchange Act of 1934 the following: (a) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal.

A stockholder’s notice with respect to a director nomination must set forth (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Company which are beneficially owned by such person, and (iv) all information that would be required to be included in a proxy statement soliciting proxies for the election of the nominee director (including such person’s written consent to serve as a director if so elected). As to the stockholder providing such notice, such stockholder must set forth (1) the name and address, as they appear on the Company’s books, of the stockholder and (2) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice.

The complete Amended and Restated Articles of Incorporation provisions governing these requirements are available to any stockholder without charge upon request from the Secretary of the Company.

By Order of the Board of Directors,

A. ALEXANDER RHODES
Secretary

Dated: May 3, 2010

Appendix A

CHICO’S FAS, INC.
CASH BONUS INCENTIVE PLAN

1.     PURPOSE OF THE PLAN.

The purpose of the Plan is to advance the interests of the Company and its stockholders by providing incentives in the form of cash bonus awards to certain executives and other key employees of the Company and its Subsidiaries. The Plan is intended to enable the Company to attract and retain appropriate executive and key employee talent and to motivate such officers and key employees to manage and grow the Company’s business and to attain the performance goals articulated under the Plan.

2.     DEFINITIONS.

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “AWARD” means a cash bonus award granted pursuant to the Plan.

(b) “BOARD” means the Board of Directors of the Company.

(c) “CODE” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(d) “COMMITTEE” means the Compensation and Benefits Committee of the Board, or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder, which Committee shall be comprised solely of two or more outside directors of the Board.

(e) “COMPANY” means Chico’s FAS, Inc., a Florida corporation, and its Subsidiaries.

(f) “DISABLED” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(g) “EFFECTIVE DATE” means the date on which the Plan takes effect in accordance with Section 13 of the Plan.

(h) “PARTICIPANT” means an employee of the Company or any of its Subsidiaries who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.

(i) “PERFORMANCE-BASED EXCEPTION” means the performance-based exception from the tax deductibility limitation imposed by Section 162(m) of the Code, as set forth in Section 162(m)(4)(C) of the Code.

(j) “PERFORMANCE GOALS” means one or more of the following, as selected by the Committee: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; maintained margin; brand contribution; year-end cash; debt reductions; shareholder equity; market share; regulatory achievements; implementation, completion, or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel.

(k) “PERFORMANCE PERIOD” means the Company’s fiscal year or such other period as designated by the Committee.

(l) “PLAN” means the Chico’s FAS, Inc. Cash Bonus Incentive Plan.

(m) “QUALIFIED PERFORMANCE-BASED COMPENSATION AWARD” means an Award that is designated as such by the Committee that is (i) contingent on the achievement of one or more Performance Goals and (ii) intended to qualify for the Performance-Based Exception.

(n) “SUBSIDIARY” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.     ADMINISTRATION.

The Plan shall be administered by the Committee.  The Committee shall have the authority to select the employees to be granted Awards under the Plan, to determine the size and terms of an Award (subject to the limitations imposed on Awards in Section 5 below), to modify the terms of any Award that has been granted, to determine the time when Awards will be made, the amount of any payments pursuant to such Awards, and the Performance Period to which they relate, to establish Performance Goals in respect of such Performance Periods and to determine whether such Performance Goals were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. The Committee may delegate to one or more employees of the Company or any of its Subsidiaries, including, but not limited to the Company’s Chief Executive Officer, the authority to take actions on its behalf pursuant to the Plan; provided, however, only the Committee may determine and certify Qualified Performance-Based Compensation Awards granted to executive officers of the Company.

4.     ELIGIBILITY AND PARTICIPATION.

The Committee shall determine the executive officers and such other employees who shall be Participants for the Performance Period. Only employees of the Company or any of its Subsidiaries shall be eligible for selection as Participants. The designation of Participants may be made individually or by groups or classifications of employees, as the Committee deems appropriate. Participants may be granted one or more Awards.

5.     AWARDS.

(a) Performance Goals.  Awards under the Plan shall be conditioned on the attainment of one or more Performance Goals, which Performance Goals shall be determined and approved by the Committee, in its sole discretion. The Committee shall determine whether and to what extent each Performance Goal has been met. The Committee may designate whether an Award granted to a Participant who is an executive officer of the Company is intended to be a Qualified Performance-Based Compensation

Award. Any such Qualified Performance-Based Compensation Award granted by the Committee shall be conditioned on the achievement of one or more Performance Goals and shall include at least a one (1) year Performance Period. The Performance Goals may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the Company’s performance relative to the performance of one or more companies or an index covering multiple companies. The Committee may also exclude, if provided in the Award agreement, charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. With respect to a Qualified Performance-Based Compensation Award, the grant of such Award, the establishment of the related Performance Goals and the certification as to whether such Performance Goals have been satisfied shall be made by the Committee in a manner and during the period required under Section 162(m) of the Code.

(b) Target Bonus.  The Committee shall determine and specify a target bonus amount to be payable pursuant to each Award for each Participant. Notwithstanding any provision of the Plan to the contrary, with respect to Qualified Performance-Based Compensation Awards, the maximum dollar value payable to any one individual Participant during any one-calendar-year period is $5 million.

(c) Amount Payable.  Subject to the limitations set forth in Section 5(b) of the Plan, the amount payable pursuant to an Award shall be determined by the Committee in its sole discretion based on the applicable target bonus amount, any prescribed weighting of the Performance Goals if more than one, and the Committee’s determination of whether and to what extent each applicable Performance Goals have been met. No amounts shall be paid if the Performance Goal(s) upon which the Award is contingent have not been met.

(d) Payment.  The amount of the Award payable as determined by the Committee for the Performance Period shall be paid to the Participant in a cash lump sum within seventy (70) days following the end of the applicable Performance Period. The Committee shall have the discretion to decrease, but not increase, the amount of any payment otherwise payable pursuant to an Award based on such factors as it shall deem appropriate. The Committee shall also have the discretion to pay a portion of the Award prior to the end of the Performance Period provided that the Committee determines that the Performance Goal or Goals have been met prior to such payment and provided further that the payment conforms with Performance-Based Exception rules under Section 162(m) of the Code.

(e) Termination of Employment.  If a Participant dies, becomes Disabled, retires, is assigned to a different position that renders the Participant ineligible for the Award or is granted a leave of absence, or if the Participant’s employment is otherwise terminated for any reason prior to the last day of the Performance Period, the Employee shall forfeit any and all rights with respect to the Award. Notwithstanding the preceding to the contrary, and with respect only to either (1) a Participant who becomes Disabled prior to the end of a Performance Period, or (2) a Participant who is eligible to participate in the Company’s Vice President Severance Plan or Executive Severance Plan and who incurs a termination of employment with the Company prior to the end of a Performance Period, if the Performance Goals for the applicable Performance Period are satisfied and timely certified by the Committee, the Participant shall receive a pro rata amount of the Participant’s Award for the portion of the Performance Period during which the Participant actually participated in the Plan, such pro rata amount to be paid at the same time and in the same manner as set forth in Section 5(d) of the Plan. If the Performance Goals for the applicable Performance Period are not satisfied, no amount shall be paid.

6.     AMENDMENTS OR TERMINATION.

The Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan without such Participant’s consent; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of any applicable law, rule or regulation.

7.     NO RIGHT TO EMPLOYMENT.

Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any Subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Subsidiaries.

8.     NONTRANSFERABILITY OF AWARDS.

An Award shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution.

9.     OFFSET OF AWARDS.

Notwithstanding anything to the contrary herein, the Committee, in its sole and absolute discretion, may reduce any amounts otherwise payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its Subsidiaries by the Participant.

10.     ADJUSTMENTS UPON CERTAIN EVENTS.

In the event of any material change in the business assets, liabilities or prospects of the Company, any division or any Subsidiary, the Committee in its sole and absolute discretion and without liability to any person may make such adjustment, if any, as it deems to be equitable as to any affected terms of outstanding Awards.

11.     MISCELLANEOUS PROVISIONS.

The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder, other than any payments to be made by any of the Subsidiaries (in which case payment shall be made by such Subsidiary, as appropriate). The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants’ rights to the payment hereunder shall be no greater than the rights of the Company’s (or Subsidiary’s) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

12.     CHOICE OF LAW.

The Plan shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed in the State of Florida.

13.     EFFECTIVENESS OF THE PLAN.

The Plan has been approved by the Board and shall be effective as of the date of its approval by the stockholders of the Company at the Company’s 2010 annual meeting and shall remain in effect until the Company’s annual meeting of stockholders in 2015.

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	CHICO’S FAS, INC.

PROXY SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD ON JUNE 24, 2010
The undersigned, a stockholder of CHICO’S FAS, INC. (the “Company”), hereby appoints David F. Dyer, Kent A. Kleeberger and A. Alexander Rhodes, and each of them, attorney and proxy of the undersigned, each with full powers of substitution, for and on behalf of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company’s National Store Support Center located at 11215 Metro Parkway, Ft. Myers, Florida at 9:00 A.M., local time, on June 24, 2010 and any adjournments or postponements thereof (the “Annual Meeting”), and to vote at the Annual Meeting all the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting, with the same effect as if the undersigned were personally present at the Annual Meeting, all as described in the Company’s Proxy Statement dated May 3, 2010 relating to the Annual Meeting, and the undersigned hereby authorizes and instructs the above named proxies to vote as specified herein.
The Board of Directors recommends voting “FOR” the following nominees and proposals:

1.	ELECTION OF DIRECTORS

Nominees for Class II Directors:

		For	Against	Abstain

Verna K. Gibson		☐	☐	☐

Betsy S. Atkins		☐	☐	☐

David F. Dyer		☐	☐	☐

		For	Against	Abstain
2.	PROPOSAL TO APPROVE CHICO’S FAS, INC. AMENDED AND RESTATED CASH BONUS INCENTIVE PLAN	☐	☐	☐

3.	PROPOSAL TO RATIFY THE APPOINT-	For	Against	Abstain
	MENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC	☐	☐	☐
ACCOUNTANTS

4.	OTHER MATTERS: Unless a line is stricken through this sentence, the proxies herein named may in their discretion vote the shares represented by this Proxy upon such other matters as may properly come before the Annual Meeting.

Please be sure to sign and date this Proxy in the space provided.	Date:	The shares represented by this Proxy will be voted in the manner directed herein only if this Proxy is properly executed and timely returned. If the undersigned does not specify a choice, the shares will be voted FOR all nominees for director listed on this Proxy, FOR approval of the Chico’s FAS, Inc. Amended and Restated Cash Bonus Incentive Plan, FOR ratification of the appointment of Ernst & Young LLP as independent certified public accountants, and in the discretion of the proxies for other matters that may properly come before the Annual Meeting.
Stockholder sign above---------- Co-holder (if any) sign above
Detach above card, sign, date and mail in postage paid envelope provided.
CHICO’S FAS, INC.
The stockholder signing this Proxy acknowledges receipt of (1) the Company’s 2009 Annual Report to Stockholders and (2) the Company’s Notice of Annual Meeting and Proxy Statement dated May 3, 2010 relating to the Annual Meeting. The stockholder signing above does hereby revoke any proxy previously given with respect to the shares represented by this Proxy.
NOTE: Your signature should appear as your name appears hereon. As to shares held in joint names, each joint owner should sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person. If signing as attorney, executor, administrator, trustee, guardian, or in other representative capacity, please give full title as such.
PLEASE MARK, SIGN AND DATE THIS PROXY CARD
AND PROMPTLY RETURN IT USING THE ENCLOSED ENVELOPE.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.